Exhibit 2.1

EXECUTION VERSION

SHRED-IT INTERNATIONAL INC.

as Shred-it

and

CINTAS CORPORATION NO. 2

as Cintas

and

BOOST JV LP

as JV Entity

and

BOOST HOLDINGS LP

as Shred-it Holdco Entity

and

CC SHREDDING HOLDCO LLC

as Cintas Holdco Entity

and

CC DUTCH SHREDDING HOLDCO BV

as New Dutch BV

and

BOOST GP CORP.

as GP Co.

JOINT VENTURE FRAMEWORK AGREEMENT

March 18, 2014

Section 4.10	Notice and Cure Provisions	45
Section 4.11	Exclusive Dealing	45
Section 4.12	Cintas Assignment of Cintas Parent Contracts	46
Section 4.13	Shred-it France and Cintas Germany	46

ARTICLE 5
CONDITIONS OF CLOSING

Section 5.1	Conditions for the Benefit of Shred-it	46
Section 5.2	Conditions for the Benefit of Cintas	48
Section 5.3	Mutual Conditions	50

ARTICLE 6
CLOSING

Section 6.1	Date, Time and Place of Closing	52

ARTICLE 7
TERMINATION

Section 7.1	Termination Rights	52
Section 7.2	Effect of Termination	53

ARTICLE 8
INDEMNIFICATION

Section 8.1	Liability for Representations and Warranties	54
Section 8.2	Indemnification in Favour of the Shred-it Holdco Entity	55
Section 8.3	Indemnification in Favour of the Cintas Contributors	56
Section 8.4	Limitations on Indemnification	58
Section 8.5	Notification	60
Section 8.6	[Intentionally Omitted.]	60
Section 8.7	Direct Claims	60
Section 8.8	Procedure for Third Party Claims	61
Section 8.9	Sole Recourse and Payment Procedures	63

ARTICLE 9
INSURED CLAIMS

Section 9.1	Insured Claims	64

ARTICLE 10
POST-CLOSING COVENANTS

Section 10.1	Access to Books and Records	65
Section 10.2	Further Assurances	66

APPENDICES

Appendix A	Transaction Steps
Appendix B	Representations and Warranties of Shred-it
Appendix C	Representations and Warranties of Cintas
Appendix D	Representations and Warranties of the JV Entity
Appendix E	Representations and Warranties of the Shred-it Holdco Entity
Appendix F	Representations and Warranties of the Cintas Contributors

EXHIBITS

Exhibit 1	Form of Subscription Agreement
Exhibit 2	Shred-it Contribution Agreement 1
Exhibit 3	Shred-it Contribution Agreement 2
Exhibit 4	Shred-it Contribution Agreement (Holding Partnership) 1
Exhibit 5	Shred-it Contribution Agreement (Holding Partnership) 2
Exhibit 6	Cintas Contribution Agreement 1
Exhibit 7	Cintas Contribution Agreement 2
Exhibit 8	Limited Partnership Agreement
Exhibit 9	Investors Agreement
Exhibit 10	Transition Services Agreement
Exhibit 11	Transitional Trademark License Agreement
Exhibit 12	Employee Lease Agreement
Exhibit 13	JV Sublease Agreement
Exhibit 14	JV Real Property Lease

SCHEDULES

Schedule 1	Working Capital Example
Schedule 8.4(6)	Deductibles

JOINT VENTURE FRAMEWORK AGREEMENT

Joint Venture Framework Agreement dated March 18, 2014 among Shred-it International Inc., Cintas Corporation No. 2, Boost JV LP, Boost Holdings LP, CC Shredding Holdco LLC, CC Dutch Shredding Holdco BV, and Boost GP Corp.

RECITALS:

(1)                                 Shred-it, through its direct and indirect Subsidiaries, is in the business of, inter alia, providing document management services, including document destruction, document storage, recycling, imaging and other ancillary services;

(2)                                 Cintas, through its direct and indirect Subsidiaries, is in the business of, inter alia, providing document management services, including document destruction, document storage, recycling, imaging and other ancillary services; and

(3)                                 Shred-it and Cintas, and certain of their Subsidiaries, have agreed to form a joint venture relating to Shred-it’s and Cintas’ document destruction, recycling and ancillary services businesses (the “Transaction”).

NOW, THEREFORE, in consideration of the foregoing, and the respective covenants, agreements, representations and warranties of the Parties contained herein and for other good and valuable consideration (the receipt and adequacy of which are acknowledged), the Parties agree as follows:

ARTICLE 1
INTERPRETATION

Section 1.1            Defined Terms.

As used in this Agreement, the following terms have the following meanings:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Joint Venture Framework Agreement.

“Ancillary Agreements” means all agreements, certificates and other instruments delivered or given pursuant to this Agreement, including the Transaction Documents.

“Authorization” means, with respect to any Person, any order, permit, approval, consent, registration, grants, certificate, quotas, rights or privileges (other than those relating to Intellectual Property), waiver, licence or similar authorization issued or granted by any Governmental Entity having jurisdiction over the Person.

“Books and Records”  means all books and records in any form principally relating to the Shred-it Contributed Business, the Cintas Contributed Business, the JV Entity or GP Co., as the case may be, including books of account, financial and accounting information and records, personnel records, tax records, Tax Returns, sales and purchase records, customer and supplier lists, lists of potential customers, referral sources, research and development reports and records, production reports and records, equipment logs, operating guides and manuals, business reports, plans and projections, marketing and advertising materials, surveys, deeds, and all other documents, files, correspondence and other information (whether in written, printed, electronic or computer printout form, or stored on computer discs or other data and software storage and media devices).

“Buildings and Fixtures” means all plants, buildings, structures, erections, improvements, appurtenances and fixtures (including fixed machinery and fixed equipment) situate on any of the Cintas Subject Properties or the Shred-it Subject Properties, as the case may be.

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which banks are closed for business in Toronto, Ontario or New York, New York.

“Cash/Indebtedness Adjustment Amount” has the meaning set forth in Section 2.3(11).

“Cintas” means Cintas Corporation No. 2, a corporation organized under the Laws of the State of Nevada.

“Cintas Claims Determination Date” means the second anniversary of the Closing Date or such earlier date in which a sale, merger, conversion transaction or Qualified Public Offering (as defined in the Investors Agreement) occurs with respect to the JV Entity.

“Cintas Claims Determination Report” means the report issued by Mercer which sets out the Cintas Claims Residual Amount in respect of medical benefits claims and the report issued by Oliver Wyman Actuarial Consulting which sets out the Cintas Claims Residual Amount in respect of workers compensation, general liability and auto.

“Cintas Claims Final Amount” means the aggregate of the Cintas Reimbursement Payments plus the Cintas Claims Residual Amount.

“Cintas Claims Residual Amount” means the estimated amount remaining of Cintas Insured Claims as of the Cintas Claims Determination Date as set forth in the Cintas Claims Determination Report.

“Cintas Claims Target Amount” means the amount set forth on the Cintas Contributed Business Financial Statements.

“Cintas Closing Cash” means, as of the close of business on the day immediately prior to the Closing Date, all cash, cash equivalents, short-term deposits and marketable securities held by the Cintas Contributed Companies net of issued or received but not banked cheques as of such time, unless such cheques are otherwise taken into account in determining Cintas Closing Net Working Capital.

“Cintas Closing Indebtedness” means, without duplication, as of the close of business on the date immediately prior to the Closing Date, the amount of all Indebtedness of the Cintas Contributed Companies, other than, such Indebtedness among the Cintas Contributed Companies.

“Cintas Closing Net Working Capital” means the Net Working Capital of the Cintas Contributed Business, as of the close of business on the day immediately prior to the Closing Date.

“Cintas Collective Agreements” means the collective agreements binding Cintas and any of its Subsidiaries, and all related documents, including letters of understanding, letters of intent and other written communications with bargaining agents for employees of the Cintas Contributed Business, but only to the extent that such collective agreements impose any obligations upon Cintas or any of its Subsidiaries related to employees of the Cintas Contributed Business.

“Cintas Contributed Business” means the document management business of Cintas and its Subsidiaries, which encompasses confidential document destruction, recycling and any ancillary related services provided by Cintas and its Subsidiaries but specifically excluding the document storage, document imaging and ancillary services other than confidential document destruction and recycling business and also specifically excluding any confidential document destruction, recycling and ancillary related services provided by Cintas and its Subsidiaries in the United Kingdom (the “UK Shredding Business”).

“Cintas Contributed Business Accounts Receivable” means all accounts receivable and other debts due or accruing due to Cintas or any of its Subsidiaries in relation to the Cintas Contributed Business.

“Cintas Contributed Business Assets” means all property and assets of Cintas and its Subsidiaries that, to the Knowledge of Cintas, are necessary to conduct the Cintas Contributed Business in substantially the same manner as of the date hereof, of every nature and kind and wheresoever situate including: (1) all machinery, equipment, technology and communications hardware and infrastructure, furniture, accessories and supplies of all kinds; (2) all trucks, cars and other vehicles; (3) all inventories, if any; (4) all Cintas Contributed Business Accounts Receivable and the full benefit of all security for the Cintas Contributed Business Accounts Receivable; (5) all prepaid expenses; (6) the leasehold interests of the Cintas Contributed

Business in and to the Cintas Leased Properties; (7) all right, title and interest of Cintas and its Subsidiaries in and to the Intellectual Property owned by, licensed to or used by Cintas and its Subsidiaries in connection with the Cintas Contributed Business; (8) the full benefit of the Cintas Leases and all Contracts to which Cintas or any of its Subsidiaries is a party in relation to the Cintas Contributed Business; and (9) the Books and Records and the Corporate Records of Cintas and its Subsidiaries provided that the term “Cintas Contributed Business Assets” shall not include any assets of Cintas that are used to provide services pursuant to the Transition Services Agreement, any Intellectual Property licensed pursuant to the Transitional Trademark License Agreement or any assets that are not included on the fixed asset register of the Cintas Contributed Business (other than assets that otherwise should have been listed on the fixed asset register of the Cintas Contributed Business).

“Cintas Contributed Business Employee Plans” means all the employee benefit, fringe benefit, compensation, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, pension, retirement, stock option, stock purchase, stock appreciation, deferred compensation, salary continuation, performance award, phantom equity, retention severance, vacation, paid time off, health, welfare, medical, dental, accident, disability, life insurance and similar plans, programs, arrangements, policies, or practices or undertakings relating to the current or former directors, officers, employees, retirees, independent contractors or consultants of the Cintas Contributed Business maintained, sponsored or funded by Cintas or any of its Subsidiaries, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered, tax-qualified or not tax-qualified under which Cintas or any of its Subsidiaries have or may have any liability, contingent or otherwise, provided, however, that the Cintas Contributed Business Employee Plans shall not include any statutory benefit plan, program, policy or arrangement, including the Canada/Quebec Pension Plan and plans, programs, policies or arrangements administered pursuant to Law.

“Cintas Contributed Business Financial Statements” means the unaudited carve-out financial statements for the Cintas Contributed Business prepared in accordance with US GAAP for the fiscal year ending May 31, 2013 and the interim period ending December 31, 2013 consisting of a balance sheet and the accompanying statement of income for such period.

“Cintas Contributed Business Material Authorizations” means the Authorizations material to the Cintas Contributed Business.

“Cintas Contributed Business Material Contract” means, to the Knowledge of Cintas, any Contract relating to the Cintas Contributed Business to which Cintas or any of its Subsidiaries is a party or by which Cintas or any of its Subsidiaries is bound that:

(i)                         is a Contract with a top 25 document destruction customer or top ten supplier of the Cintas Contributed Business;

(ii)                      other than a Contract contemplated by (i) above, is a continuing Contract for the purchase of materials, supplies, equipment or services involving in the case of any such Contract more than $500,000 annually;

(iii)                   is material to the Cintas Contributed Business and expires or may be renewed at the option of any Person other than Cintas or any of its Subsidiaries so as to expire more than one year after the date of this Agreement;

(iv)                  is a trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, interest rate, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with US GAAP;

(v)                     is for capital expenditures in excess of $250,000 in the aggregate;

(vi)                  is a Contract limiting the freedom of Cintas or any of its Subsidiaries to engage in any line of business, compete with any other Person, operate its assets at maximum production capacity or otherwise conduct its business;

(vii)               is a Contract pursuant to which Cintas or any of its Subsidiaries is a lessee of any material machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

(viii)            is with any Person with whom Cintas or any of its Subsidiaries does not deal at arm’s length within the meaning of the Tax Act;

(ix)                  is a material agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any Person;

(x)                     is in respect of the Intellectual Property owned by, licensed to or used by Cintas or any of its Subsidiaries but excluding Intellectual Property which will be provided pursuant to the Transition Services Agreement or the Transitional Trademark License Agreement;

(xi)                  is made out of the Ordinary Course;

(xii)               requires Cintas or any of its Subsidiaries to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(xiii)            relates to the acquisition or disposition of any business, a material amount of stock or assets or any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) with respect to which there are outstanding obligations;

(xiv)           principally provides for the indemnification by Cintas or any of its Subsidiaries of any Person or the assumption of any Tax, environmental or other liability of any Person; or

(xv)              is material to the Cintas Contributed Business, the loss of which could have a Material Adverse Change.

“Cintas Contributed Companies” means, collectively, CC Shredding LLC, CC Canada Shredding ULC, Cintas Document Mgmt. Germany GmbH, and CC Dutch Shredding BV.

“Cintas Contributed Securities” means, collectively, the Contributed Securities, as defined in Cintas Contribution Agreement 1, and the Contributed Securities, as defined in Cintas Contribution Agreement 2.

“Cintas Contribution Agreement 1” means the Contribution Agreement substantially in the form attached hereto as Exhibit 6.

“Cintas Contribution Agreement 2” means the Contribution Agreement substantially in the form attached hereto as Exhibit 7.

“Cintas Contributor” means each of CC Shredding Holdco LLC, a Delaware limited liability company, and CC Dutch Shredding Holdco BV, a private company with limited liability formed under the Laws of the Netherlands.

“Cintas Data Room” means the material contained in the virtual data room established by Cintas as at 9:00 a.m. on March 17, 2014, the index of documents of which is appended to the Cintas Disclosure Letter, and for the purposes of this Agreement, documents contained in the Cintas Data Room shall be deemed to have been “made available”, “provided to”, or “delivered” to the other Parties hereto.

“Cintas Deductible Amount” has the meaning specified in Section 8.4(1).

“Cintas Disclosure Letter” means the disclosure letter dated the date of this Agreement and delivered by Cintas to Shred-it in conjunction with the execution of this Agreement.

“Cintas Fundamental Reps” has the meaning specified in Section 8.1(1)(a).

“Cintas Insured Claims” means third party workers compensation, medical, general liability or auto claims for occurrences prior to or on the Closing Date made against Cintas and/or its Affiliates in respect of the Cintas Contributed Business provided that such claims are covered by an insurance policy.

“Cintas Insured Claims Payments” means any payments made by Cintas and/or its Affiliates on Cintas Insured Claims in respect of any loss on any Cintas Insured Claim.

“Cintas Holdco Entity” means CC Shredding Holdco LLC, a Delaware limited liability company.

“Cintas Indemnity Cap” has the meaning specified in Section 8.4(1).

“Cintas Insured Litigation Claims” means, other than Excluded Cintas Litigation Claims and Cintas Insured Claims, third party litigation claims in respect of facts, circumstances or occurrences prior to the Closing Date made against Cintas and/or its Affiliates in respect of the Cintas Contributed Business provided that such claims are covered by an insurance policy.

“Cintas Leased Employee” means an employee leased to the JV Entity pursuant to the Employee Lease Agreement.

“Cintas Leased Employee Claims Determination Date” means the date of any sale, merger, consolidation, conversion transaction, or Qualified Public Offering (as defined in the Investors Agreement) in each case with respect to the JV Entity.

“Cintas Leased Employee Claims Determination Report” means an evaluation performed by an agreed upon independent third party which sets out the Cintas Leased Employee Claims Residual Amount.

“Cintas Leased Employee Claims Payments” means any payments made by Cintas and/or its Affiliates on Cintas Leased Employee Insured Claims in respect of any loss on any Cintas Leased Employee Insured Claims.

“Cintas Leased Employee Insured Claims” means third party workers compensation, medical, general liability or auto claims for occurrences between the Closing Date and December 31, 2014 with respect to employees leased to the JV Entity pursuant to the Employee Lease Agreement.

“Cintas Leased Employee Residual Amount” means the estimated amount remaining of the Cintas Leased Employee Insured Claims as of the Cintas Leased Employee Claims Determination Date as set forth in the Cintas Leased Employee Claims Determination Report.

“Cintas Leased Properties” means the lands and premises leased by Cintas or any of its Subsidiaries and used in connection with the Cintas Contributed Business except for facilities which are primarily used for another Cintas division for which JV Sublease Agreements will be entered into in the form attached hereto as Exhibit 13 and the facilities for which JV Real Property Leases will be executed in the form attached hereto as Exhibit 14.

“Cintas Leases” means the leases with respect to the Cintas Leased Properties.

“Cintas Litigation Deductible Payments” means any payments made by Cintas and/or its Affiliates on Cintas Insured Litigation Claims towards any deductible under Cintas and/or its Affiliates insurance policies.

“Cintas Owned Intellectual Property” has the meaning specified in Section 5(a) of the Cintas Disclosure Letter.

“Cintas Parent” means Cintas Corporation, a Washington corporation.

“Cintas Parent Contracts” means any Contracts or leases or portions thereof relating to the Cintas Contributed Business to which Cintas Parent is a party.

“Cintas Reimbursement Payments” has the meaning specified in Section 9.1.

“Cintas Related Party” means (a) each individual who is, or who has at any time been, an officer, manager or director of Cintas and its Subsidiaries actively engaged in the Cintas Contributed Business, (b) each member of the immediate family of each of the individuals referred to in clause (a) above, (c) each member or shareholder, as applicable, of Cintas and its Subsidiaries actively engaged in the Cintas Contributed Business and any Affiliate thereof, and (d) any trust or other entity (other than Cintas and its Subsidiaries actively engaged in the Cintas Contributed Business) in which any one of the individuals referred to in clauses (a), (b) and (c) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.

“Cintas Reorganization” means the reorganization substantially as contemplated in Appendix A hereto under the heading “Cintas Reorganization.”

“Cintas Subject Properties” means the Cintas Leased Properties.

“Closing” means the completion of the steps outlined in Appendix A.

“Closing Cash Payment” means $180,000,000.

“Closing Date” means April 30, 2014 or such earlier or later date as Shred-it and Cintas may agree in writing; provided that, upon written notice delivered no later than April 25, 2014, either party may extend the Closing Date until May 31, 2014.

“Closing Statements” has the meaning specified in Section 2.3(6).

“Consent Contract” has the meaning specified in Section 4.12.

“Constating Documents” means the articles or deed of incorporation, continuance or amalgamation, certificate of incorporation, certificates and articles of amendment, articles of association or other formation document of the applicable Person including any by-laws or similar document.

“Contract” means any agreement, contract, license, undertaking, engagement or commitment of any nature, written or oral, including any: (1) lease of personal property; (2) unfilled purchase order; (3) forward commitment for supplies or materials entered into in the Ordinary Course; or (4) restrictive agreement or negative covenant agreement.

“Contributed Business” means, collectively, the Shred-it Contributed Business and the Cintas Contributed Business.

“Contributed Companies” means, collectively, the Shred-it Contributed Companies and the Cintas Contributed Companies.

“Corporate Records” means, for any entity, the corporate records of such entity including: (i) all Constating Documents; (ii) all minutes of meetings and resolutions of shareholders, unitholders and directors (and any committees); and (iii) the share certificate books, unit certificate books, securities register, share registers, register of transfers and register of directors.

“CPA Firm” has the meaning specified in Section 2.3(9).

“Damages” means and includes any and all damages, liabilities, deficiencies, claims, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers and shall, for greater certainty, include amounts in respect of any of the foregoing arising in connection with any liability for Taxes; provided, however, that “Damages” shall not include punitive or consequential damages (including but not limited to, lost profits, diminution in value, multiples of earnings, indirect damages, incidental damages, exemplary damages, special damages or similar damages), except in the case of fraud or to the extent actually awarded to a Governmental Entity or other third party.

“Determination Date” has the meaning specified in Section 2.3(9).

“Direct Claim” means any cause, matter, thing, act, omission or state of facts not involving a Third Party Claim which entitles an Indemnified Person to make a claim for indemnification under this Agreement.

“Disclosure Letters” means, collectively, the Shred-it Disclosure Letter and the Cintas Disclosure Letter.

“Employee Lease Agreement” means the Employee Lease Agreement between the Cintas Holdco Entity and Boost US JV LLC, substantially in the form attached hereto as Exhibit 12.

“Environment” means the ambient air, all layers of the atmosphere, all water including surface water and underground water, all land, all living organisms (including man) and the interacting natural systems that include components of air, land, water, living organisms and organic and inorganic matter, and includes indoor spaces.

“Environmental Laws” means all Laws relating to the Environment and the protection of the Environment, the regulation of chemical substances or products,

Hazardous Substances, health and safety including occupational health and safety, the requirements and conditions of all Environmental Permits and any orders issued by any Governmental Entity and all Authorizations issued pursuant to such Laws or statutory requirements, as in effect from time to time.

“Environmental Permits” means all permits, consents, licences, certificates, notices, filings, lodgements, agreements, directions, declarations, registrations, notifications, exemptions, variations, renewals, permissions and amendments and other authorisations and approvals including any conditions thereof required or provided under Environmental Laws for either, as applicable, (i) the operation of the Shred-it Contributed Business Assets or the Shred-it Leased Properties or (ii) the operation of the Cintas Contributed Business Assets or the Cintas Leased Properties.

“Estimated Cintas Closing Cash” has the meaning specified in Section 2.3(2).

“Estimated Cintas Closing Indebtedness” has the meaning specified in Section 2.3(2).

“Estimated Cintas Closing Net Working Capital” has the meaning specified in Section 2.3(2).

“Estimated Shred-it Closing Cash” has the meaning specified in Section 2.3(3).

“Estimated Shred-it Closing Indebtedness” has the meaning specified in Section 2.3(3).

“Estimated Shred-it Closing Net Working Capital” has the meaning specified in Section 2.3(3).

“Excluded Cintas Litigation Claims” means the claims agreed to in writing by the Parties.

“Final Closing Statement” has the meaning specified in Section 2.3(9).

“Financing” has the meaning specified in Section 5.3(3).

“Franchise” has the meaning specified in the definition of “Franchise Agreement”.

“Franchise Agreement” means any Contract to which any of Shred-it or its Subsidiaries is a party or by which any of Shred-it or its Subsidiaries or their respective properties are bound and that grants or purports to grant any person the right to develop or operate a business under the “Shred-it” brand within one or more countries, states, provinces or other geographic areas, or any specific location (each a “Franchise”), together with all amendments and agreements related thereto.

“General Enforceability Exception” means any limitation under Laws relating to: (1) bankruptcy, winding-up, insolvency, reorganization, moratorium, liquidation, arrangement, fraudulent preference and conveyance, assignment and preference and other similar Laws and principles of equity of general application affecting creditors’ rights; and (2) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

“Governmental Entity” means: (1) any government, governmental or public department, branch, ministry, central bank, court, minister, governor-in-council, cabinet, commission, tribunal, arbitration panel, board, bureau, agency, commissioner or instrumentality, whether international, multinational, national, federal, provincial, state, county, municipal, regional, territorial, aboriginal, local, or other; (2) any subdivision or authority of any of the above; (3) any stock exchange; and (4) any quasi-governmental or private body exercising any administrative, executive, legislative, regulatory, expropriation or taxing authority under or for the account of any of the above.

“GP Co.” means Boost GP Corp., a corporation incorporated under the Laws of Ontario, the general partner of the JV Entity.

“Harm” means any adverse impact or damage to the Environment, including any contamination of the Environment.

“Hazardous Substances” means any pollutant, petroleum, contaminant or toxic, dangerous  or hazardous material, substance or waste, whether solid, liquid or gas, identified or regulated by Environmental Laws, including any “substance” or “preparation” or “article” regulated under REACH.

“IFRS” means International Financial Reporting Standards.

“Indebtedness” means any liability: (1) for borrowed money; (2) under any reimbursement obligation, (but excluding those related to letters of credit), banker’s acceptances or note purchase facilities; (3) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation); (4) for the payment of money relating to leases that are required to be classified as capitalized lease obligations in accordance with US GAAP or IFRS, as applicable; (5) for the deferred purchase price of any property or services; (6) all obligations under any interest rate, currency or other hedging agreement; (7) commitments to repay deposits or advances by or owing to third parties; (8) prepayment premiums of any change of control premiums, if any, “breakage” costs or similar payments associated with the repayments thereof and accrued interest, if any, and fees and expenses and all other amounts owed in respect of any of the foregoing; and (9) any direct or indirect guaranty of indebtedness of any other Person or a type described in the foregoing clauses (1) through (9).  Indebtedness shall not be deemed to include trade payables incurred in the Ordinary Course.

“Indemnified Person” means a Person with indemnification rights or benefits under Section 8.2 or Section 8.3, or otherwise under this Agreement.

“Indemnifying Party” means a Party against which a claim may be made for indemnification under this Agreement, including pursuant to Article 8.

“Intellectual Property” means domestic and foreign: (1) patents, applications for patents and reissues, divisions, continuations, renewals, extensions and continuations-in-part of patents or patent applications; (2) proprietary and nonpublic business information, including inventions (whether patentable or not), invention disclosures, improvements, discoveries, trade secrets, confidential information, know-how, methods, processes, designs, technology, technical data, schematics, formulae and customer lists, and documentation relating to any of the foregoing; (3) copyrights, copyright registrations and applications for copyright registration; (4) mask works, mask work registrations and applications for mask work registrations; (5) designs, design registrations, design registration applications and integrated circuit topographies; (6) trade names, business names, corporate names, domain names, website names and world wide web addresses, common law trade-marks, trade-mark registrations, trade mark applications, trade dress and logos, and the goodwill associated with any of the foregoing; (7) Software; and (8) any other intellectual property.

“Interim Period” means the period between the execution and delivery of this Agreement by all Parties and the Closing Date.

“Investors Agreement” means the Investors Agreement to be entered into in relation to the JV Entity, substantially in the form attached hereto as Exhibit 9.

“JV Entity” means Boost JV LP, a limited partnership established under the Laws of Ontario.

“JV Real Property Leases” means the Real Property Lease Agreements for the facilities set forth in Section 4(e) of the Cintas Disclosure Letter substantially in form attached hereto as Exhibit 14.

“JV Sublease Agreements” means the Sublease Agreement (a) for the facilities which are used primarily by another Cintas division but are also used in the Cintas Contributed Business, a list of which shall be delivered to Shred-it no later than fifteen (15) Business Days prior to the Closing Date, and (b) for the facilities which are used primarily by the Cintas Contributed Business but are also used, in part, by other Cintas divisions, a list of which shall be delivered to Shred-it no later than fifteen (15) Business Days prior to the Closing Date and each substantially in the form attached hereto as Exhibit 13.

“JV US LLC” means Boost US JV LLC, a limited liability company established under the Laws of the State of Delaware.

“Laws” means, with respect to the applicable Party, any and all applicable domestic or foreign federal, provincial, state or local: (1)  laws, constitutions, treaties, statutes, codes, ordinances, orders, decrees, rules, regulations, by-laws, statutory rules and principles of law; (2) judgments, orders, writs, injunctions, rulings,  decisions, awards and directives and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity; and (3) to the extent that they have the force of law, published policies, guidelines, notices and protocols of any Governmental Entity.

“Lien” means any mortgage, charge, pledge, hypothec, security interest, assignment, lien (statutory or otherwise), easement, right of usufruct, right of pre-emption, title retention agreement or arrangement, conditional sale, deemed or statutory trust, restrictive covenant or other encumbrance of any nature which, in substance, secures payment or performance of an obligation.

“Limited Partnership Agreement” means the Amended and Restated Limited Partnership Agreement to be entered into in relation to the JV Entity, substantially in the form attached hereto as Exhibit 8.

“Material Adverse Change” with respect to the Shred-it Contributed Business or the Cintas Contributed Business, as applicable, means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Shred-it Contributed Business or the Cintas Contributed Business, as applicable, or (b) the ability of Shred-it and its Affiliates or Cintas and its Affiliates, as applicable, to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Change” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the confidential document destruction and recycling industry; (iii) any changes in financial, banking or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Sections 1(c), 1(d) and 1(e) of the Cintas Disclosure Letter, and Sections 1(c), 1(d) and 1(e)  of the Shred-it Disclosure Letter; (vi) any changes in Laws or accounting rules, including IFRS or US GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iii) immediately above shall be taken into account in determining whether a Material Adverse Change has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Cintas Contributed Business or the Shred-it Contributed Business, as applicable, compared to other participants in the confidential document destruction and recycling industry.

“Net Working Capital” means, as of the applicable time for determination thereof, (1) the aggregate of the Working Capital Assets minus (2) the aggregate of the Working Capital Liabilities, in the case of clauses (1) and (2), which component items thereof were used in the calculation of the Target Cintas Net Working Capital or the Target Shred-it Net Working Capital, as applicable.

“New Dutch BV” means CC Dutch Shredding Holdco B.V., a private company with limited liability formed under the Laws of the Netherlands.

“Notice” has the meaning specified in Section 11.1.

“Objection” has the meaning specified in Section 2.3(8).

“OHSA” means applicable occupational health and safety legislation.

“Ordinary Course” means, with respect to an action taken by a Person, that such action is consistent with the past practices (including with respect to quantity and frequency) of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person.

“Outside Date” means: (1) May 31, 2014; or (2) such earlier or later date as Shred-it and Cintas may agree in writing.

“Parties” means Shred-it, Cintas, the JV Entity, the Shred-it Holdco Entity, the Cintas Holdco Entity, New Dutch BV, GP Co. and any other Person who may become a party to this Agreement, and “Party” means any one of them.

“Permitted Liens” any one or more of the following:

(b)                                 Liens for Taxes which are not yet due or payable;

(c)                                  inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, material men, carriers and others in respect of the construction, maintenance, repair or operation of the Cintas Contributed Business Assets or Shred-it Contributed Business Assets arising in the Ordinary Course, as the case may be, provided that such Liens are related to obligations not due or delinquent, are not registered against title to any Cintas Contributed Business Assets or Shred-it Contributed Business Assets, as the case may be, and in respect of which adequate holdbacks are being maintained as required by Law;

(d)                                 unregistered Liens of any nature claimed or held by Her Majesty The Queen in Right of Canada, Her Majesty The Queen in right of any province of Canada in which the Cintas Subject Properties or Shred-it Subject Properties  are located, or by any Governmental Entity under any Law, except for unregistered liens for unpaid realty Taxes, assessments and public utilities;

(e)                                  title defects which are of a minor nature and in the aggregate do not materially impair the value or use of any of the Cintas Subject Properties or Shred-it Subject Properties;

(f)                                   any right of expropriation conferred upon, reserved to or vested in Her Majesty The Queen in Right of Canada, Her Majesty The Queen in right of any province of Canada in which the Cintas Subject Properties or Shred-it

Subject Properties are located, or by any Governmental Entity under any Law;

(g)                                  zoning restrictions, easements and rights of way or other similar Liens or privileges in respect of real property which in the aggregate do not materially impair the value or use of any of the Cintas Subject Properties or Shred-it Subject Properties and which are not violated in any respect by existing or proposed structures or land use;

(h)                                 Liens created by others upon other lands over which there are easements, rights-of-way, licences or other rights of user in favour of the Cintas Subject Properties or Shred-it Subject Properties and which do not materially impede the use of the easements, rights-of-way, licences or other rights of user for the purposes for which they are held;

(i)                                     any Liens which have been expressly agreed to be assumed pursuant to this Agreement;

(j)                                    the reservations, limitations, provisos, conditions, restrictions and exceptions in the letters patent or grant, as the case may be, from the Crown and statutory exceptions to title;

(k)                                 the right reserved to or vested in any Governmental Entity by any statutory provision or by the terms of any lease, licence, franchise, grant or permit any of the Shred-it Contributed Companies or the Cintas Contributed Companies, as the case may be, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition of their continuance; and

(l)                                     Liens listed and described in Section 4(b) of the Cintas Disclosure Letter and Section 4(b) of the Shred-it Disclosure Letter, as the case may be, but only to the extent such Liens conform to their description in Section 4(b) of the Cintas Disclosure Letter and Section 4(b) of the Shred-it Disclosure Letter, as the case may be.

“Person” means an individual, partnership, limited partnership, limited liability partnership, corporation, limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning.

“REACH” means Regulation (EC) No. 1907/2006 concerning the Registration, Evaluation, Authorization and Restriction of Chemicals, as amended from time to time.

“Resolution Period” has the meaning specified in Section 2.3(8).

“Resolved Matters” has the meaning specified in Section 2.3(8).

“Review Period” has the meaning specified in Section 2.3(8).

“Shared Contracts” has the meaning specified in Section 4.8.

“Shred-it” means Shred-it International Inc., a corporation amalgamated under the Laws of Ontario.

“Shred-it Claims Determination Date” means the second anniversary of the Closing Date.

“Shred-it Claims Determination Report” means the report issued by Mercer which sets out the Shred-it Claims Residual Amount in respect of medical benefits claims and the report issued by Oliver Wyman Actuarial Consulting which sets out the Shred-it Claims Residual Amount in respect of workers compensation, general liability and auto.

“Shred-it Claims Final Amount” means the aggregate of the Shred-it Insured Claims Payments plus the Shred-it Claims Residual Amount.

“Shred-it Claims Residual Amount” means the estimated amount remaining of Shred-it Insured Claims as at the Shred-it Claims Determination Date.

“Shred-it Claims Target Amount” means that amount set forth on the Shred-It Contributed Business Financial Statements.

“Shred-it Closing Cash” means, as of the close of business on the day immediately prior to the Closing Date, all cash, cash equivalents, short-term deposits and marketable securities held by the Shred-it Contributed Companies net of issued or received but not banked cheques as of such time, unless such cheques are otherwise taken into account in determining Shred-it Closing Net Working Capital.

“Shred-it Closing Indebtedness” means, without duplication, as of the close of business on the date immediately prior to the Closing Date, the amount of all Indebtedness of the Shred-it Contributed Companies, other than, such indebtedness among the Shred-it Contributed Companies.

“Shred-it Closing Net Working Capital” means the Net Working Capital of the Shred-it Contributed Business, as of the close of business on the day immediately prior to the Closing Date.

“Shred-it Collective Agreements” means the collective agreements binding Shred-it and any of its Subsidiaries, and all related documents, including letters of understanding, letters of intent and other written communications with bargaining agents for employees of the Shred-it Contributed Business, but only to the extent that such collective agreements impose any obligations upon Shred-it or any of its Subsidiaries related to employees of the Shred-it Contributed Business.

“Shred-it Contributed Business” means the (a) document management business of Shred-it and its Subsidiaries, which encompasses confidential document destruction, recycling and any ancillary related services provided by Shred-it and its Subsidiaries but specifically excluding the document storage, document imaging and ancillary services other than confidential document destruction and recycling business, and (b) shredding truck assembly and maintenance business of Shred-it and its Subsidiaries.

“Shred-it Contributed Business Accounts Receivable” means all accounts receivable and other debts due or accruing due to Shred-it or any of its Subsidiaries in relation to the Shred-it Contributed Business.

“Shred-it Contributed Business Assets” means all property and assets of Shred-it and its Subsidiaries that, to the Knowledge of Shred-it,  are necessary to conduct the Shred-it Contributed Business in substantially the same manner as of the date hereof, of every nature and kind and wheresoever situate including: (1) all machinery, equipment, technology and communications hardware and infrastructure, furniture, accessories and supplies of all kinds; (2) all trucks, cars and other vehicles; (3) all inventories; (4) all Shred-it Contributed Business Accounts Receivable and the full benefit of all security for the Shred-it Contributed Business Accounts Receivable; (5) all prepaid expenses; (6) the leasehold interests of the Shred-it Contributed Business in and to the Shred-it Leased Properties; (7) all right, title and interest of Shred-it and its Subsidiaries in and to the Intellectual Property owned by, licensed to or used by Shred-it and its Subsidiaries in connection with the Shred-it Contributed Business; (8) the full benefit of the Shred-it Leases and all Contracts to which Shred-it or any of its Subsidiaries is a party in relation to Shred-it Contributed Business; and (9) the Books and Records  and the Corporate Records of Shred-it and its Subsidiaries.

“Shred-it Contributed Business Employee Plans” means all the employee benefit, fringe benefit, compensation, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, pension, retirement, stock option, stock purchase, stock appreciation, deferred compensation, salary continuation, performance award, phantom equity, retention severance, vacation, paid time off, health, welfare, medical, dental, accident, disability, life insurance and similar plans, programs, arrangements, policies, or practices or undertakings relating to the current or former directors, officers, employees, retirees, independent contractors or consultants of the Shred-it Contributed Business maintained, sponsored or funded by Shred-it or any of its Subsidiaries whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered, tax-qualified or not tax qualified under which Shred-it or any of its Subsidiaries have or may have any liability, contingent or otherwise, provided, however, that the Shred-it Contributed Business Employee Plans shall not include any statutory benefit plan, program, policy or arrangement, including the Canada/Quebec Pension Plan and plans, programs, policies or arrangements administered pursuant to Law.

“Shred-it Contributed Business Financial Statements” means the unaudited consolidated financial statements, which exclude the records management business of Shred-it, for the Shred-it Contributed Business prepared in accordance with IFRS for the years ending December 31, 2012 and December 31, 2013 consisting of a balance sheet and the accompanying statement of income for such period.

“Shred-it Contributed Business Material Authorizations” means the Authorizations material to the Shred-it Contributed Business.

“Shred-it Contributed Business Material Contract” means, to the Knowledge of Shred-it, any Contract relating to the Shred-it Contributed Business to which Shred-it or any of its Subsidiaries is a party or by which Shred-it or any of its Subsidiaries is bound that:

(i)                                     is a Contract with a top 25 document destruction customer or top ten supplier of the Shred-it Contributed Business;

(ii)                                  other than a Contract contemplated by (i) above, is a continuing Contract for the purchase of materials, supplies, equipment or services involving in the case of any such Contract more than $500,000 annually;

(iii)                               is material to the Shred-it Contributed Business and expires or may be renewed at the option of any Person other than Shred-it or any of its Subsidiaries so as to expire more than one year after the date of this Agreement;

(iv)                              is a trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, interest rate, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with IFRS;

(v)                                 is for capital expenditures in excess of $250,000 in the aggregate;

(vi)                              is a Contract limiting the freedom of Shred-it or any of its Subsidiaries to engage in any line of business, compete with any other Person, operate its assets at maximum production capacity or otherwise conduct its business;

(vii)                           is a Contract pursuant to which Shred-it or any of its Subsidiaries is a lessee of any material machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

(viii)                        is with any Person with whom Shred-it or any of its Subsidiaries does not deal at arm’s length within the meaning of the Tax Act;

(ix)                              is a material agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any Person;

(x)                                 is in respect of the Intellectual Property owned by, licensed to or used by Shred-it or any of its Subsidiaries;

(xi)                              is made out of the Ordinary Course;

(xii)                           requires Shred-it or any of its Subsidiaries to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(xiii)                        relates to the acquisition or disposition of any business, a material amount of stock or assets or any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) with respect to which there are outstanding obligations;

(xiv)                       principally provides for the indemnification by Shred-it or any of its Subsidiaries of any Person or the assumption of any Tax, environmental or other liability of any Person; or

(xv)                          is material to the Shred-it Contributed Business, the loss of which could have a Material Adverse Change.

“Shred-it Contributed Companies” means Shred-it, each of its Subsidiaries (other than Shred-it Records Management Inc.) and Shred-it LLC (UAE).

“Shred-it Contributed Securities” means all of the issued and outstanding securities of Shred-it.

“Shred-it Contribution Agreement 1” means the Contribution Agreement substantially in the form attached hereto as Exhibit 2.

“Shred-it Contribution Agreement 2” means the Contribution Agreement substantially in the form attached hereto as Exhibit 3.

“Shred-it Contribution Agreement (Holding Partnership) 1” means the Contribution Agreement substantially in the form attached hereto as Exhibit 4.

“Shred-it Contribution Agreement (Holding Partnership) 2” means the Contribution Agreement substantially in the form attached hereto as Exhibit 5.

“Shred-it Contributor” means, collectively, a Contributor as defined in each of the Shred-it Contribution Agreement 1, the Shred-it Contribution Agreement 2, the Shred-it Contribution Agreement (Holding Partnership) 1 and the Shred-it Contribution Agreement (Holding Partnership) 2.

“Shred-it Data Room” means the material contained in the virtual data room established by Shred-it as at 9:00 a.m. on March 17, 2014, the index of documents of which is appended to the Shred-it Disclosure Letter and for the purposes of this Agreement, documents contained in the Shred-it Data Room shall be deemed to have been “made available”, “provided to”, or “delivered” to the other Parties hereto.

“Shred-it Deductible Amount” has the meaning specified in Section 8.4(3).

“Shred-it Disclosure Letter” means the disclosure letter dated the date of this Agreement and delivered by Shred-it to Cintas in conjunction with the execution of this Agreement.

“Shred-it Fundamental Reps” has the meaning specified in Section 8.1(1)(a).

“Shred-it Holdco Entity” means Boost Holdings LP.

“Shred-it Indemnity Cap” has the meaning specified in Section 8.4(3).

“Shred-it Insured Claims” means third party workers compensation, medical, general liability or auto claims for occurrences prior to the date of Closing made against Shred-it and/or its Affiliates in respect of the Shred-it Contributed Business provided that such claims are covered by an insurance policy.

“Shred-it Insured Claims Payments” means any payments made by the JV Entity on Shred-it Insured Claims in respect of any loss on any Shred-it Insured Claim.

“Shred-it Leased Properties” means the lands and premises leased by Shred-it or any of its Subsidiaries and used in connection with the Shred-it Contributed Business.

“Shred-it Leases” means the leases with respect to the Shred-it Leased Properties.

“Shred-it Owned Intellectual Property” has the meaning specified in Section 5(a) of the Shred-it Disclosure Letter.

“Shred-it Related Party” means (a) each individual who is, or who has at any time been, an officer, manager or director of the Shred-it Contributed Companies, (b) each member of the immediate family of each of the individuals referred to in clause (a) above, (c) each member or shareholder, as applicable, of the Shred-it Contributed Companies and any Affiliate thereof, and (d) any trust or other entity (other than the Shred-it Contributed Companies) in which any one of the individuals referred to in clauses (a), (b) and (c) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.

“Shred-it Reorganization” means the reorganization substantially as contemplated in Appendix A under the heading “Shred-it Reorganization.”

“Shred-it Storage Facilities” means those storage facilities of Shred-it located at the following addresses: 1034-72nd Avenue, N.E. Calgary, AB  T2E 8V9, 135 Pinebush Road Cambridge, ON  N1R 7H8, 18603 - 111 Avenue N.W. Edmonton, AB  T5S 2X4, 10 Ragged Lake Blvd., Unit 3 Halifax, NS  B3S 1C2, 5000 Thimens Blvd. Saint-Laurent, QC  H4R 2B2, 1171 Kenaston Street Ottawa, ON  K1B 3N9, 1218 South Service Road Oakville, ON  L6L 5T7, 63 Glacier Street Coquitlam, BC  V3K 2L2, and 1650 Notre Dame Avenue, Unit 8 Winnipeg MB,  R3H 1H6.

“Shred-it Subject Properties” means the Shred-it Leased Properties.

“Software” means computer software and programs (both source code and object code form), all proprietary rights in the computer software and programs and all documentation and other materials related to the computer software and programs.

“Subscription Agreement” means the Share Subscription Agreement to be entered into by the Cintas Holdco Entity in connection with its acquisition of shares in GP Co. (representing a 42% interest in GP Co.), substantially in the form attached hereto as Exhibit 1.

“Subsidiary” as to any Person, means any corporation, partnership, limited liability company, joint venture, trust or estate of or in which more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class of such corporation may have voting power upon the happening of a contingency), (b) the interest in the capital or profits of such partnership, limited liability company, or joint venture, or (c) the beneficial interest in such trust or estate, in each case, is at the time directly or indirectly owned or controlled through one or more intermediaries, or both, by such Person.

“Target Cintas Closing Cash” shall mean the target amount of Cintas Closing Cash as set forth in Schedule 1.

“Target Cintas Closing Indebtedness” shall mean the target amount of Cintas Closing Indebtedness as set forth in Schedule 1.

“Target Cintas Closing Net Working Capital” shall be calculated in the manner set forth in Schedule 1.

“Target Shred-it Closing Cash” shall mean the target amount of Shred-it Closing Cash as set forth in Schedule 1.

“Target Shred-it Closing Indebtedness” shall mean the target amount of Shred-it Closing Indebtedness as set forth in Schedule 1.

“Target Shred-it Closing Net Working Capital” shall be calculated in the manner set forth in Schedule 1.

“Tax Act” means the Income Tax Act, R.S.C. 1985 (5th Supp.) c.1.

“Tax Assessment Period” has the meaning specified in Section 8.1(1)(c).

“Tax Returns” means any and all returns, reports, declarations, elections, notices, forms, designations, filings, and statements (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes.

“Taxes” means: (1) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; (2) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (1) above or this clause (2); (3) any liability for the payment of any amounts of the type described in clauses (1) or (2) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (4) any liability for the payment of any amounts of the type described in clauses (1) or (2) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any party.

“Third Party Claim” means any action, suit, proceeding, arbitration, claim or demand that is instituted or asserted by a third party, including a Governmental Entity, against an Indemnified Person which entitles the Indemnified Person to make a claim for indemnification under this Agreement.

“Transaction” has the meaning specified in the Recitals.

“Transaction Documents” has the meaning specified in Section 2.2.

“Transaction Steps” means the transactions set forth in Appendix A hereto.

“Transition Services Agreement” means the Transition Services Agreement to be entered into among Cintas, on behalf of itself and its Subsidiaries and Affiliates and the JV Entity, substantially in the form attached hereto as Exhibit 10.

“Transitional Trademark License Agreement” means the Transitional Trademark License Agreement to be entered into among Cintas Holdings LLC, an Ohio limited liability company and the JV Entity, substantially in the form attached hereto as Exhibit 11.

“Unresolved Matters” has the meaning specified in Section 2.3(9).

“US GAAP” means United States generally accepted accounting principles, consistently applied.

“Working Capital Assets” means, without duplication, in respect of the Cintas Contributed Business and the Shred-it Contributed Business, as applicable, those assets set forth in the line items under the heading “Assets”, as applicable, set forth in Schedule 1, it being understood and agreed that the term “Assets” shall not include any Cintas Closing Cash or Shred-it Closing Cash, as applicable, or any amount in respect of any categories of assets other than those identified in Schedule 1.

“Working Capital Liabilities” means, without duplication, in respect of the Cintas Contributed Business and the Shred-it Contributed Business, as applicable, those current liabilities set forth in the line items under the heading “Liabilities”, as applicable, set forth in Schedule 1, it being understood and agreed that the term “Liabilities” shall not include any Cintas Closing Indebtedness or Shred-it Closing Indebtedness, as applicable, or any amount in respect of any categories of liabilities other than those identified in Schedule 1.

Section 1.2                Gender and Number.

Any reference in this Agreement to gender includes all genders.  Words importing the singular number only include the plural and vice versa.

Section 1.3                Headings, etc.

The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect its interpretation.

Section 1.4                Currency.

All references in this Agreement to dollars, or to $ are expressed in United States currency unless otherwise specifically indicated.

Section 1.5                Certain Phrases, etc.

In this Agreement: (1) the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”; and (2) the phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”.  Unless otherwise specified, the words “Article” and followed by a number mean and refer to the specified Article or Section of this Agreement.  In the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.6                Knowledge.

(1)                                 Where any representation or warranty contained in this Agreement or any Ancillary Agreement is expressly qualified by reference to “the Knowledge of Shred-it” or “Shred-it’s Knowledge”, it is deemed to refer to the knowledge of Vincent De Palma, Brenda Frank, Jim Rudyk and Shawn Lanthier, after due inquiry of senior management of Shred-it.

(2)                                 Where any representation or warranty contained in this Agreement or any Ancillary Agreement is expressly qualified by reference to “the Knowledge of Cintas” or “Cintas’ Knowledge”, it is deemed to refer to the knowledge of Mike Mahoney, Mike Hansen, Karen Carnahan and Brenda Abramovich, after due inquiry of senior management of Cintas.

Section 1.7                Accounting Terms.

All accounting terms not specifically defined in this Agreement are to be interpreted in accordance with IFRS; provided, however, that with respect to terms used in reference to the Cintas Contributed Business or Cintas or any Affiliate of Cintas, such terms shall be interpreted in accordance with U.S. GAAP; further provided, however, that with respect to terms used in reference to the Shred-it Contributed Business or Shred-it or any Affiliate of Shred-it, such terms shall be interpreted in accordance with IFRS.

Section 1.8                Schedules, Exhibits, Appendices and Disclosure Letters.

The schedules, exhibits, and appendices attached to this Agreement and the Disclosure Letters form an integral part of this Agreement for all purposes of it.  The Disclosure Letters themselves and all information contained in them is confidential information and may not be disclosed unless: (1) it is required to be disclosed pursuant to Law unless such Law permits the Parties to refrain from disclosing the information for confidentiality or other purposes; or (2) a Party needs to disclose it in order to enforce or exercise its rights under this Agreement or any Ancillary Agreement.

Section 1.9                References to Persons and Agreements.

Any reference in this Agreement or any Ancillary Agreement to a Person includes its successors and permitted assigns.  The term “Agreement” and any reference in this Agreement to this Agreement, any Ancillary Agreement or any other agreement or document includes, and is a reference to, this Agreement, such Ancillary Agreement or such other agreement or document as it may have been, or may from time to time be amended, restated, replaced, supplemented or novated and includes all schedules to it.  To the extent any term or provision set forth in any Ancillary Agreement is inconsistent with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control such Ancillary Agreement, unless such Ancillary Agreement expressly references the appropriate sections and provisions of this Agreement and reflects that the terms and provisions in the Ancillary Agreement modify this Agreement.

Section 1.10             Statutes.

Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended, re-enacted or replaced.

Section 1.11             Non-Business Days.

Whenever payments are to be made or an action is to be taken on a day which is not a Business Day, such payment will be made or such action will be taken on or not later than the next succeeding Business Day.

Section 1.12             Time References.

References to time are to local time, Toronto, Ontario.

Section 1.13             Subsidiaries.

To the extent any covenants or agreements relate, directly or indirectly, to a Subsidiary of Shred-it or Cintas, as applicable, each such provision shall be construed as a covenant by Shred-it or Cintas, as applicable, to cause (to the fullest extent to which it is legally capable) such Subsidiary to perform the required action.

Section 1.14             Legal Concepts.

This Agreement is drafted in the English language.  In this Agreement, Dutch and German terms and legal concepts are expressed in English terms and not in their original Dutch or German terms.  Where indicated in italics, Dutch or German equivalents of these English terms have been given.  Terms and expressions of law and of legal concepts as used in this Agreement have the meaning attributed to them under the laws of the Netherlands or Germany, as applicable, and this Agreement should be read and interpreted accordingly.

ARTICLE 2

OVERVIEW OF TRANSACTION

Section 2.1                Transaction Steps.

(1)                                Shred-it and Cintas agree that the Transaction will be implemented in accordance with and subject to the terms and conditions of this Agreement, the Transaction Documents and the Transaction Steps.

(2)                                 Each of Shred-it and Cintas agree that it shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to implement the Transaction Steps applicable to them at the time and in the manner outlined in Appendix A and in any event prior to the Outside Date.  Shred-it and Cintas may mutually agree, acting reasonably, to amend or modify any of the Transaction Steps, provided that neither Party shall be required to agree or consent to an amendment or modification to any of the Transaction Steps where such amendment or modification may have an adverse effect on the applicable Party which is not immaterial or where such amendment or modification may materially delay or impede the consummation of the transactions contemplated by this Agreement.

Section 2.2                Transaction Documents.

(1)                                 Shred-it and Cintas shall execute, and shall cause their respective Subsidiaries, Affiliates and equityholders/shareholders, as applicable, to execute, the following transaction documents (the “Transaction Documents”) at the time and in the manner set out in the Transaction Steps:

(a)                                 Subscription Agreement;

(b)                                 Shred-it Contribution Agreement 1;

(c)                                  Shred-it Contribution Agreement 2;

(d)                                 Shred-it Contribution Agreement (Holding Partnership) 1;

(e)                                  Shred-it Contribution Agreement for (Holding Partnership) 2;

(f)                                   Cintas Contribution Agreement 1;

(g)                                  Cintas Contribution Agreement 2;

(h)                                 Limited Partnership Agreement;

(i)                                     Investors Agreement;

(j)                                    Employee Lease Agreement;

(k)                                 Transition Services Agreement;

(l)                                     Transitional Trademark License Agreement;

(m)                             JV Sublease Agreements;

(n)                                 JV Real Property Lease Agreements; and

(o)                                 Employment Agreements.

(2)                                 Shred-it and Cintas agree that the Transaction Documents shall be entered into in substantially the forms attached to this Agreement with any modifications prior to their effectiveness being agreed to between Shred-it and Cintas, each acting reasonably.

Section 2.3                Closing Cash Payment; Adjustments.

(1)                                 At Closing, the JV Entity shall distribute to the Cintas Holdco Entity, by delivery of immediately available funds, an amount equal to the Closing Cash Payment.

(2)                                 Not less than five (5) Business Days prior to the Closing Date, Cintas shall deliver to the Shred-it Holdco Entity a notice setting forth Cintas’ good faith estimate of (i) the Cintas Closing Cash, (ii) the Cintas Closing Indebtedness, and (iii) the Cintas Closing Net Working Capital, in each case, calculated in good faith in a manner consistent with Schedule 1.  “Estimated Cintas Closing Cash”, “Estimated Cintas Closing Indebtedness” and “Estimated Cintas Closing Net Working Capital” shall be the estimates of Cintas Closing Cash, Cintas Closing Indebtedness and Cintas Closing Net Working Capital, respectively, as determined in accordance with Schedule 1.

(3)                                 Not less than five (5) Business Days prior to the Closing Date, the Shred-it Holdco Entity shall deliver to Cintas a notice setting forth the Shred-it Holdco Entity’s good faith estimate of (i) the Shred-it Closing Cash, (ii) the Shred-it Closing Indebtedness and (iii) the Shred-it Closing Net Working Capital, in each case, calculated in good faith in a manner consistent with Schedule 1.  “Estimated Shred-it Closing Cash”, “Estimated Shred-it Closing Indebtedness” and “Estimated Shred-it Closing Net Working Capital” shall be the estimates of Shred-it Closing Cash, Shred-it Closing Indebtedness and Shred-it Closing Net Working Capital, respectively, as determined in accordance with Schedule 1.

(4)                                 The Cintas Holdco Entity and the Shred-it Holdco Entity agree to make the following payments on the Closing Date in respect of: (i) the difference between the Estimated Cintas Closing Cash and the Target Cintas Closing Cash, (ii) the difference between the Estimated Cintas Closing Indebtedness and the Target Cintas Closing Indebtedness, (iii) the difference between the Estimated Shred-it Closing Cash and the Target Shred-it Closing Cash, and (iv) the difference between the Estimated Shred-it Closing Indebtedness and the Target Shred-it Closing Indebtedness, all of which may be offset against each other for purposes of determining a single payment amount between any two of the Parties (the “Closing Date Cash/Indebtedness Adjustment Amount”) to be made by the JV Entity, the Cintas Holdco Entity or the Shred-it Holdco Entity, as applicable:

(a)                                 if the Estimated Cintas Closing Cash is less than the Target Cintas Closing Cash, the Cintas Holdco Entity shall pay to the Shred-it Holdco Entity, the difference between the Target Cintas Closing Cash and the Estimated Cintas Closing Cash;

(b)                                 if the Estimated Cintas Closing Cash is greater than the Target Cintas Closing Cash, the JV Entity shall pay to the Cintas Holdco Entity, the difference between the Estimated Cintas Closing Cash and the Target Cintas Closing Cash;

(c)                                  if the Estimated Shred-it Closing Cash is less than the Target Shred-it Closing Cash, the Shred-it Holdco Entity shall pay to the Cintas Holdco Entity, the difference between the Target Shred-it Closing Cash and the Estimated Shred-it Closing Cash;

(d)                                 if the Estimated Shred-it Closing Cash is greater than the Target Shred-it Closing Cash, the JV Entity shall pay to the Shred-it Holdco Entity, the difference between the Estimated Shred-it Closing Cash and the Target Shred-it Closing Cash;

(e)                                  if the Estimated Cintas Closing Indebtedness is greater than the Target Cintas Closing Indebtedness, the Cintas Holdco Entity shall pay to the Shred-it Holdco Entity, the difference between the Estimated Cintas Closing Indebtedness and the Target Cintas Closing Indebtedness;

(f)                                   if the Estimated Cintas Closing Indebtedness is less than the Target Cintas Closing Indebtedness, the JV Entity shall pay to the Cintas Holdco Entity, the difference between the Target Cintas Closing Indebtedness and the Estimated Cintas Closing Indebtedness;

(g)                                  if the Estimated Shred-it Closing Indebtedness is greater than the Target Shred-it Closing Indebtedness, the Shred-it Holdco Entity shall pay to the Cintas Holdco Entity, the difference between the Estimated Shred-it Closing Indebtedness and the Target Shred-it Closing Indebtedness; and

(h)                                 if the Estimated Shred-it Closing Indebtedness is less than the Target Shred-it Closing Indebtedness, the JV Entity shall pay to the Shred-it Holdco Entity, the difference between the Target Shred-it Closing Indebtedness and the Estimated Shred-it Closing Indebtedness.

(5)                                 The Cintas Holdco Entity, the Shred-it Holdco Entity and the JV Entity agree to make the following payments on the Closing Date in respect of: (i) differences between the Estimated Cintas Closing Net Working Capital and the Target Cintas Closing Net Working Capital, and (ii) differences between the Estimated Shred-it Closing Net Working Capital and the Target Shred-it Closing Net Working Capital, the amounts of which may be offset against each other for purposes of determining a single payment amount between any two of the Parties (the “Closing Date Net Working Capital Adjustment Amount”) to be made by the Cintas Holdco Entity or the Shred-it Holdco Entity or the JV Entity, as applicable:

(a)                                 if the Estimated Cintas Closing Net Working Capital is less than the Target Cintas Closing Net Working Capital, the Cintas Holdco Entity shall pay to the JV Entity, the difference between the Target Cintas Closing Net Working Capital and the Estimated Cintas Closing Net Working Capital;

(b)                                 if the Estimated Cintas Closing Net Working Capital is greater than the Target Cintas Closing Net Working Capital, the JV Entity shall pay to the

Cintas Holdco Entity, the difference between the Estimated Cintas Closing Net Working Capital and the Target Cintas Closing Net Working Capital;

(c)                                  if the Estimated Shred-it Closing Net Working Capital is less than the Target Shred-it Closing Net Working Capital, the Shred-it Holdco Entity shall pay to the JV Entity, the difference between the Target Shred-it Closing Net Working Capital and the Estimated Shred-it Closing Net Working Capital; and

(d)                                 if the Estimated Shred-it Closing Net Working Capital is greater than the Target Shred-it Closing Net Working Capital, the JV Entity shall pay to the Shred-it Holdco Entity, the difference between the Estimated Shred-it Closing Net Working Capital and the Target Shred-it Closing Net Working Capital.

(6)                                 As soon as reasonably practicable after the Closing Date, and in any event, within ninety (90) days thereof, the JV Entity shall prepare and deliver to Cintas and the Shred-it Holdco Entity (the “Closing Statements”) a calculation of (i) the Cintas Closing Cash, (ii) the Shred-it Closing Cash, (iii) the Cintas Closing Indebtedness, (iv) the Shred-it Closing Indebtedness, (v) the Cintas Closing Net Working Capital and (vi) the Shred-it Closing Net Working Capital.  The Closing Statements shall be prepared, and each adjustment amount pursuant to this Section 2.3 shall be calculated, by aggregating each applicable and specified line item in the applicable Closing Statement.  Notwithstanding anything herein to the contrary, the Parties agree that the Closing Statements, and the component items thereof, shall be prepared and calculated in a manner consistent with Schedule 1 and the definitions of Cintas Closing Cash, Shred-it Closing Cash, Cintas Closing Indebtedness, Shred-it Closing Indebtedness, Cintas Closing Net Working Capital and Shred-it Closing Net Working Capital, and shall not reflect any accounting principles, policies, methods, practices, categories, estimates, judgments or assumptions.

(7)                                 Each of Cintas, the Shred-it Holdco Entity and the JV Entity shall reasonably cooperate with each other and their respective representatives in connection with the preparation of the Closing Statements and items included therein, including providing on a timely basis all other information necessary or useful in connection with such review preparation as is reasonably requested by either of Cintas, the Shred-it Holdco Entity or the JV Entity and their respective representatives.

(8)                                 After receipt of the Closing Statements, each of Cintas and the Shred-it Holdco Entity shall have sixty (60) days to review the Closing Statements (the “Review Period”).  Each of Cintas, the Shred-it Holdco Entity and the JV Entity shall (i) assist Cintas and the Shred-it Holdco Entity, as the case may be, and their respective representatives in their review of, and provide the applicable Party and its representatives with reasonable access upon reasonable notice during normal business hours to, the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities, employees and auditors of the JV Entity for purposes of reviewing the Closing Statements and the items included therein, and (ii) cooperate fully with the applicable Party and its representatives in connection therewith, including providing on a timely basis all other information necessary or useful in connection with such review as is reasonably requested by the applicable Party and its representatives.  The Closing Statements shall be binding and conclusive upon, and deemed accepted by, each of Cintas and the Shred-it Holdco Entity unless Cintas or the Shred-it Holdco Entity, as applicable, shall have notified the other in writing prior to the expiration of the Review Period of any dispute or objection thereto (any such written dispute or objection, the “Objection”), setting forth the basis for its dispute or objections and the specific adjustments (including dollar amounts) to the applicable Closing Statement which such Party believes in good faith should be made.  Any items not disputed or objected to in an Objection shall be deemed to have been accepted by the applicable Party.  If no Objection is delivered by the applicable Party prior to the expiration of the Review Period, then the Closing Statements shall be deemed to have been accepted by the Parties and shall become final and binding upon the Parties.  Cintas and the Shred-it Holdco Entity shall, within thirty (30) days (or such longer period as they may agree in writing) following delivery of an Objection by the applicable Party (the “Resolution Period”), attempt in good faith to resolve their differences, all such discussions and communications related thereto shall (unless otherwise agreed by Cintas and the Shred-it Holdco Entity) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule, and any resolution by them agreed to in writing as to any disputed amounts shall be final, binding and conclusive.  Any items agreed to by Cintas and the Shred-it Holdco Entity in writing, together with any items not disputed or objected to by Cintas or the Shred-it Holdco Entity in an Objection, are collectively referred to herein as the “Resolved Matters”.

(9)                                 If at the end of the Resolution Period Cintas and the Shred-it Holdco Entity have been unable to resolve any differences that they may have with respect to the matters specified in the Objection, Cintas and the Shred-it Holdco Entity shall refer all matters that remain in dispute with respect to the Objection (the “Unresolved Matters”) to an internationally recognized independent public accounting firm jointly selected by Cintas and the Shred-it Holdco Entity or, if Cintas and the Shred-it Holdco Entity are unable to agree within five (5) Business Days from the end of the Resolution Period, then Deloitte Consulting LLP within five (5) Business Days thereafter (the “CPA Firm”).  Cintas and Shred-it Holdco Entity and, if applicable, the JV Entity, each agree to promptly sign an engagement letter, in commercially reasonable form, as may reasonably be required by the CPA Firm.  The CPA Firm shall, acting as experts in accounting and not as arbitrators, determine on a basis consistent with the requirements of this Agreement, and only with respect to the Unresolved Matters so submitted, whether and to what extent the applicable Closing Statement requires adjustment.  Cintas and the Shred-it Holdco Entity shall request the CPA Firm to use its commercially reasonable efforts to (i) render its final written determination within thirty (30) days after the later of such firm’s engagement and its receipt of the relevant information required to resolve the Unresolved Matters, and (ii) prepare the applicable Final Closing Statement (which shall be consistent with the Resolved Matters and the final determination of the CPA Firm of the

Unresolved Matters) and calculate the applicable adjustment amount pursuant to this Section 2.3 based on such Final Closing Statement.  The final written determination of the CPA Firm shall be based only on the written submissions by Cintas and the Shred-it Holdco Entity, provided that they shall make reasonably available to the CPA Firm, upon the CPA Firm’s request, all relevant books and records, any workpapers (including those of the parties’ respective accountants) and supporting documentation relating to the applicable Closing Statement and all other items reasonably requested by the CPA Firm (provided that they shall contemporaneously provide a copy to the other party of any materials requested by, and provided to, the CPA Firm).  None of Cintas, the Shred-it Holdco Entity or any of their respective Affiliates or representatives shall have any ex parte communications or meetings with the CPA Firm regarding the subject matter hereof without the other Party’s prior written consent.  The final written determination shall be made in strict accordance with the terms of this Agreement, without regard to principles of equity.  With respect to each Unresolved Matter, the CPA Firm’s determination, if not in accordance with the position of either Cintas or the Shred-it Holdco Entity, shall to the extent necessary be deemed to be not in excess of the higher, nor less than the lower, of the amounts advocated by Cintas or the Shred-it Holdco Entity with respect thereto.  The CPA Firm’s final written determination shall be conclusive and binding upon the Parties.  Each “Final Closing Statement” shall be (I) in the event that no Objection is delivered by any Party prior to the expiration of the Review Period with respect thereto, the applicable Closing Statement delivered pursuant to Section 2.3(6), (II) in the event that an Objection is delivered by either Cintas or the Shred-it Holdco Entity prior to the expiration of the Review Period with respect to any Closing Statement, the applicable Closing Statement delivered pursuant to Section 2.3(6) as adjusted pursuant to the agreement of Cintas and the Shred-it Holdco Entity in writing or (III) in the event that an Objection is delivered by either Cintas or the Shred-it Holdco Entity prior to the expiration of the Review Period and Cintas and the Shred-it Holdco Entity are unable to agree on all matters set forth in such Objection, the applicable Closing Statement delivered pursuant to Section 2.3(6) as adjusted by the CPA Firm to be consistent with the Resolved Matters and the final determination of the CPA Firm of the Unresolved Matters in accordance with this Section 2.3(9).  In the event that any of the Final Closing Statements is determined (x) pursuant to clause (I) or (II) of the immediately preceding sentence, the JV Entity shall prepare the applicable Final Closing Statement and calculate the applicable adjustment amount pursuant to this Section 2.3, in each case, in strict accordance with the terms of this Agreement, and deliver such items to each of Cintas and the Shred-it Holdco Entity within three (3) Business Days following the determination thereof or (y) pursuant to clause (III) of the immediately preceding sentence, the CPA Firm shall prepare the applicable Final Closing Statement (which shall be consistent with the Resolved Matters and the final determination of the CPA Firm of the Unresolved Matters) and calculate the applicable adjustment amount pursuant to this Section 2.3 based on the applicable Final Closing Statement, in each case, in strict accordance with the terms of this Agreement, and deliver such items to each of Cintas and the Shred-it Holdco Entity within three (3) Business Days following the delivery of the final written determination of the CPA Firm to Cintas and the Shred-it Holdco Entity.  The date on which all of the Final Closing Statements are finally determined and delivered in accordance with this Section 2.3(9) is hereinafter referred to as the “Determination Date”.

(10)                          All fees and disbursements of the CPA Firm shall be borne by the JV Entity.

(11)                          The Cintas Holdco Entity and the Shred-it Holdco Entity agree to the following true-up of Cintas Closing Cash, Cintas Closing Indebtedness, Shred-it Closing Cash and Shred-it Closing Indebtedness, all of which may be offset against each other for purposes of determining a single payment amount between any two of the Parties (the “Cash/Indebtedness Adjustment Amount”) to be made by the JV Entity, the Cintas Holdco Entity or the Shred-it Holdco Entity, as applicable:

(a)                                 if the Cintas Closing Cash (as set forth in the applicable Final Closing Statement) is less than the Target Cintas Closing Cash, the Cintas Holdco Entity shall pay to the Shred-it Holdco Entity, the difference between the Target Cintas Closing Cash and the Cintas Closing Cash (as set forth in the applicable Final Closing Statement), minus any Closing Date Cash/Indebtedness Adjustment Amount previously paid to the Shred-it Holdco Entity with respect to the Estimated Cintas Closing Cash;

(b)                                 if the Cintas Closing Cash (as set forth in the applicable Final Closing Statement) is greater than the Target Cintas Closing Cash, the JV Entity shall pay to the Cintas Holdco Entity, the difference between the Cintas Closing Cash (as set forth in the applicable Final Closing Statement) and the Target Cintas Closing Cash, minus any Closing Date Cash/Indebtedness Adjustment Amount previously paid to the Cintas Holdco Entity with respect to the Estimated Cintas Closing Cash;

(c)                                  if the Shred-it Closing Cash (as set forth in the applicable Final Closing Statement) is less than the Target Shred-it Closing Cash, the Shred-it Holdco Entity shall pay to the Cintas Holdco Entity, the difference between the Target Shred-it Closing Cash and the Shred-it Closing Cash (as set forth in the applicable Final Closing Statement), minus any Closing Date Cash/Indebtedness Adjustment Amount previously paid to the Cintas Holdco Entity with respect to the Estimated Shred-it Closing Cash;

(d)                                 if the Shred-it Closing Cash (as set forth in the applicable Final Closing Statement) is greater than the Target Shred-it Closing Cash, the JV Entity shall pay to the Shred-it Holdco Entity, the difference between the Shred-it Closing Cash (as set forth in the applicable Final Closing Statement) and the Target Shred-it Closing Cash, minus any Closing Date Cash/Indebtedness Adjustment Amount previously paid to the Shred-it Holdco Entity with respect to the Estimated Shred-it Closing Cash;

(e)                                  if the Cintas Closing Indebtedness (as set forth in the applicable Final Closing Statement) is greater than the Target Cintas Closing Indebtedness, the Cintas Holdco Entity shall pay to the Shred-it Holdco Entity, the difference between the Cintas Closing Indebtedness (as set forth in the applicable Final Closing Statement) and the Target Cintas Closing Indebtedness, minus any Closing Date Cash/Indebtedness Adjustment Amount previously paid to the Shred-it Holdco Entity with respect to the Estimated Cintas Closing Indebtedness;

(f)                                   if the Cintas Closing Indebtedness (as set forth in the applicable Final Closing Statement) is less than the Target Cintas Closing Indebtedness, the JV Entity shall pay to the Cintas Holdco Entity, the difference between the Target Cintas Closing Indebtedness and the Cintas Closing Indebtedness (as set forth in the applicable Closing Statement), minus any Closing Date Cash/Indebtedness Adjustment Amount previously paid to the Cintas Holdco Entity with respect to the Estimated Cintas Closing Indebtedness;

(g)                                  if the Shred-it Closing Indebtedness (as set forth in the applicable Final Closing Statement) is greater than the Target Shred-it Closing Indebtedness, the Shred-it Holdco Entity shall pay to the Cintas Holdco Entity, the difference between the Shred-it Closing Indebtedness (as set forth in the applicable Final Closing Statement) and the Target Shred-it Closing Indebtedness, minus any Closing Date Cash/Indebtedness Adjustment Amount previously paid to the Cintas Holdco Entity with respect to the Estimated Shred-it Closing Indebtedness; and

(h)                                 if the Shred-it Closing Indebtedness (as set forth in the applicable Final Closing Statement) is less than the Target Shred-it Closing Indebtedness, the JV Entity shall pay to the Shred-it Holdco Entity, the difference between the Target Shred-it Closing Indebtedness and the Shred-it Closing Indebtedness (as set forth in the applicable Closing Statement), minus any Closing Date Cash/Indebtedness Adjustment Amount previously paid to the Shred-it Holdco Entity with respect to the Estimated Shred-it Closing Indebtedness.

(12)                          The Cintas Holdco Entity, the Shred-it Holdco Entity and the JV Entity agree to the following true-up of the Net Working Capital contributions of the Cintas Holdco Entity and the Shred-it Holdco Entity which may be offset against each other for purposes of determining a single payment amount between any two of the Parties (the “Net Working Capital Adjustment Amount”) to be made by the Cintas Holdco Entity or the Shred-it Holdco Entity or the JV Entity, as applicable:

(a)                                 if the Cintas Closing Net Working Capital (as set forth in the applicable Final Closing Statement) is less than the Target Cintas Closing Net Working Capital, the Cintas Holdco Entity shall pay to the JV Entity, the difference between the Target Cintas Closing Net Working Capital and the Closing Cintas Net Working Capital (as set forth in the applicable Final Closing Statement), minus any Closing Date Net Working Capital Adjustment

Amount previously paid to the JV Entity with respect to the Estimated Cintas Closing Net Working Capital;

(b)                                 if the Cintas Closing Net Working Capital (as set forth in the applicable Final Closing Statement) is greater than the Target Cintas Closing Net Working Capital, the JV Entity shall pay to the Cintas Holdco Entity, the difference between the Cintas Closing Net Working Capital (as set forth in the applicable Final Closing Statement) and the Target Cintas Closing Net Working Capital, minus any Closing Date Net Working Capital Adjustment Amount previously paid to the Cintas Holdco Entity with respect to the Estimated Cintas Closing Net Working Capital;

(c)                                  if the Shred-it Closing Net Working Capital (as set forth in the applicable Final Closing Statement) is less than the Target Shred-it Closing Net Working Capital, the Shred-it Holdco Entity shall pay to the JV Entity, the difference between the Target Shred-it Closing Net Working Capital and the Closing Shred-it Net Working Capital (as set forth in the applicable Final Closing Statement), minus any Closing Date Net Working Capital Adjustment Amount previously paid to the JV Entity with respect to the Estimated Shred-it Closing Net Working Capital; and

(d)                                 if the Shred-it Closing Net Working Capital (as set forth in the applicable Final Closing Statement) is greater than the Target Shred-it Closing Net Working Capital, the JV Entity shall pay to the Shred-it Holdco Entity, the difference between the Shred-it Closing Net Working Capital (as set forth in the applicable Final Closing Statement) and the Target Shred-it Closing Net Working Capital, minus any Closing Date Net Working Capital Adjustment Amount previously paid to the Shred-it Holdco Entity with respect to the Estimated Shred-it Closing Net Working Capital.

(13)                          The Cintas Holdco Entity, the Shred-it Holdco Entity and the JV Entity agree that should any Party make an overpayment as a result of the payments made on Closing pursuant to Section 2.3(4) and Section 2.3(5) and the true-ups contemplated by Section 2.3(11) and Section 2.3(12), then the applicable Party shall be entitled to be reimbursed by the applicable Party for such amount in accordance with the payment procedures below in this Section 2.3.

(14)                          Except as otherwise provided herein, any payment of a Cash/Indebtedness Adjustment Amount shall be paid by the JV Entity, the Cintas Holdco Entity and/or the Shred-it Holdco Entity to the JV Entity, the Cintas Holdco Entity and/or the Shred-it Holdco Entity (as applicable), and shall (A) be due within five (5) Business Days of the Determination Date; and (B) be paid by wire transfer of immediately available funds to such account as directed by the payee Party.

(15)                         Except as otherwise provided herein, any payment of a Net Working Capital Adjustment Amount shall be paid by the Cintas Holdco Entity and/or the Shred-it Holdco Entity to the JV Entity, or by the JV Entity to the Cintas Holdco Entity

and/or the Shred-it Holdco Entity (as applicable), and shall (A) be due within five (5) Business Days of the Determination Date; and (B) be paid by wire transfer of immediately available funds to such account as directed by the payee Party.

(16)                          The Shred-it Holdco Entity covenants that during the period between the Closing Date and the Determination Date, the Shred-it Holdco Entity shall have available cash sufficient to fulfill its obligations pursuant to this Section 2.3.

(17)                          Cintas covenants that during the period between the Closing Date and the Determination Date, Cintas shall have available cash sufficient to fulfill the obligations of the Cintas Holdco Entity pursuant to this Section 2.3 and it will cause the Cintas Holdco Entity to have sufficient cash to the extent required by this Section 2.3.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Section 3.1                                               Representations and Warranties of Shred-it.

(1)                                 Except as set forth in the Shred-it Disclosure Letter (it being expressly understood and agreed that the disclosure of any fact or item in any Section of the Shred-it Disclosure Letter shall also be deemed to be an exception to (or, as applicable, disclosure for the purposes of) any other representations and warranties of Shred-it to the extent that its relevance to such other representation or warranty is reasonably apparent on its face), Shred-it represents and warrants to Cintas and each Cintas Contributor as set forth in Appendix B, and acknowledges and agrees that Cintas and each Cintas Contributor are relying upon these representations and warranties in connection with the Transaction.

(2)                                 Except as expressly set forth in this Agreement and the Shred-it Disclosure Letter, Shred-it does not make any representation or warranty, express or implied, written or oral, at Law or in equity, in respect of the Shred-it Contributed Business or its assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose and any such other representations or warranties are hereby expressly disclaimed.

(3)                                 The disclosure of any matter or item in the Shred-it Disclosure Letter will not be deemed to constitute an acknowledgement that any such matter is required to be disclosed.  In addition, Cintas and each Cintas Contributor acknowledge and agree that any information, documents, materials, estimates, forecasts, projections and predications that have been provided or made available to Cintas by or on behalf of Shred-it, including in the Shred-it Data Room and all management presentations established or provided in connection with the Transaction provided such estimates, forecasts, projections and predictions were prepared based on best estimates as of the time of delivery of such estimate, forecast, projection and predictions after due inquiry, are not and shall not be deemed to be representations or warranties of

Shred-it or its Affiliates and shall not form the basis, in whole or in part, for any claim against Shred-it or its Affiliates.

Section 3.2                                               Representations and Warranties of Cintas.

(1)                                 Except as set forth in the Cintas Disclosure Letter (it being expressly understood and agreed that the disclosure of any fact or item in any Section of the Cintas Disclosure Letter shall also be deemed to be an exception to (or, as applicable, disclosure for the purposes of) any other representations and warranties of Cintas to the extent that its relevance to such other representation or warranty is reasonably apparent on its face), Cintas represents and warrants to Shred-it and the Shred-it Holdco Entity as set forth in Appendix C, and acknowledges and agrees that Shred-it and the Shred-it Holdco Entity are relying upon these representations and warranties in connection with the Transaction.

(2)                                 Except as expressly set forth in this Agreement and the Cintas Disclosure Letter, Cintas does not make any representation or warranty, express or implied, written or oral, at Law or in equity, in respect of the Cintas Contributed Business or its assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose and any such other representations or warranties are hereby expressly disclaimed.

(3)                                 The disclosure of any matter or item in the Cintas Disclosure Letter will not be deemed to constitute an acknowledgement that any such matter is required to be disclosed.  In addition, Shred-it and the Shred-it Holdco Entity acknowledge and agree that any information, documents, materials, estimates, forecasts, projections and predications that have been provided or made available to Shred-it by or on behalf of Cintas, including in the Cintas Data Room and all management presentations established or provided in connection with the Transaction provided such estimates, forecasts, projections and predictions were prepared based on best estimates as of the time of delivery of such estimate, forecast, projection and predictions after due inquiry, are not and shall not be deemed to be representations or warranties of Cintas or its Affiliates and shall not form the basis, in whole or in part, for any claim against Cintas or its Affiliates.

Section 3.3                                               Representations and Warranties of the JV Entity.

(1)                                 The JV Entity represents and warrants to Cintas and each Cintas Contributor as set forth in Appendix D, and acknowledges and agrees that Cintas and each Cintas Contributor are relying upon these representations and warranties in connection with the Transaction.

(2)                                Except as expressly set forth in this Agreement, the JV Entity does not make any representation or warranty, express or implied, at Law or in equity, in respect of its business or its or its Affiliates’ respective assets, liabilities or operations and any such other representations or warranties are hereby expressly disclaimed.

Section 3.4                                               Representations and Warranties of the Shred-it Holdco Entity.

(1)                                 The Shred-it Holdco Entity represents and warrants to Cintas and each Cintas Contributor as set forth in Appendix E, and acknowledges and agrees that Cintas and each Cintas Contributor are relying upon these representations and warranties in connection with the Transaction.

(2)                                 Except as expressly set forth in this Agreement, the Shred-it Holdco Entity does not make any representation or warranty, express or implied, at Law or in equity, in respect of its business or its Affiliates’ respective assets, liabilities or operations and any such other representations or warranties are hereby expressly disclaimed.

Section 3.5                                               Representations and Warranties of the Cintas Contributors.

(1)                                 Each Cintas Contributor represents and warrants to Shred-it and the Shred-it Holdco Entity as set forth in Appendix F, and acknowledges and agrees that Shred-it and the Shred-it Holdco Entity are relying upon these representations and warranties in connection with the Transaction.

(2)                                 Except as expressly set forth in this Agreement, no Cintas Contributor makes any representation or warranty, express or implied, at Law or in equity, in respect of its business or its Affiliates’ respective assets, liabilities or operations and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE 4
PRE-CLOSING COVENANTS OF THE PARTIES

Section 4.1                                               Conduct of the Shred-it Contributed Business Prior to Closing.

(1)                                 Except for all actions contemplated by the Shred-it Reorganization, during the Interim Period, Shred-it shall, and shall cause each of its Subsidiaries to, conduct the Shred-it Contributed Business in the Ordinary Course.

(2)                                 Without limiting the generality of Section 4.1(1), during the Interim Period and in respect of the Shred-it Contributed Business, Shred-it shall, and shall cause each of its Subsidiaries to:

(a)                                 use its commercially reasonable efforts to preserve intact the current business organization of the Shred-it Contributed Business (other than in connection with the Shred-it Reorganization), keep available the services of the present, material employees and agents of the Shred-it Contributed Business and maintain good relations with, and the goodwill of, suppliers, customers, landlords, creditors, distributors and all other Persons having business relationships with the Shred-it Contributed Business;

(b)                                 subject to Law, confer with Cintas concerning operational matters of a material nature relating to the Shred-it Contributed Business;

(c)                                  use its commercially reasonable efforts to retain possession and control of the Shred-it Contributed Business Assets and preserve the confidentiality of any confidential or proprietary information of the Shred-it Contributed Business;

(d)                                 other than in connection with the Shred-it Reorganization, not amend the Constating Documents of any Shred-it Contributed Company;

(e)                                  acquire any corporation, partnership, joint venture, association or other business organization or division thereof, or substantially all of the assets of any of the foregoing;

(f)                                   not abandon, modify (other than in connection with the Shred-it Reorganization), waive or terminate any Shred-it Contributed Business Material Authorization;

(g)                                  other than pursuant to its current terms, not enter into, amend, terminate, renew or extend any Shred-it Contributed Business Material Contract;

(h)                                 use its commercially reasonable efforts to not cause or permit to exist a breach of any representations and warranties of Shred-it contained in this Agreement; and

(i)                                     subject to Law, otherwise periodically report to Cintas concerning the state of the Shred-it Contributed Business.

Section 4.2                                               Conduct of the Cintas Contributed Business Prior to Closing.

(1)                                 Except for all actions contemplated by the Cintas Reorganization, during the Interim Period, Cintas shall, and shall cause each of its Subsidiaries to, conduct the Cintas Contributed Business in the Ordinary Course.

(2)                                 Without limiting the generality of Section 4.2(1), during the Interim Period and in respect of the Cintas Contributed Business, Cintas shall, and shall cause each of its Subsidiaries to:

(a)                                 use its commercially reasonable efforts to preserve intact the current business organization of the Cintas Contributed Business (other than in connection with the Cintas Reorganization), keep available the services of the present, material employees and agents of the Cintas Contributed Business and maintain good relations with, and the goodwill of, suppliers, customers, landlords, creditors, distributors and all other Persons having business relationships with the Cintas Contributed Business;

(b)                                 subject to Law, confer with Shred-it concerning operational matters of a material nature relating to the Cintas Contributed Business;

(c)                                  use its commercially reasonable efforts to retain possession and control of the Cintas Contributed Business Assets and preserve the confidentiality of any confidential or proprietary information of the Cintas Contributed Business;

(d)                                 other than in connection with the Cintas Reorganization, not amend the Constating Documents of any Cintas Contributed Company;

(e)                                  acquire any corporation, partnership, joint venture, association or other business organization or division thereof, or substantially all of the assets of any of the foregoing;

(f)                                   not abandon, modify (other than in connection with the Cintas Reorganization), waive or terminate any Cintas Contributed Business Material Authorization;

(g)                                  other than pursuant to its current terms, not enter into, amend, terminate, renew or extend any Cintas Contributed Business Material Contract;

(h)                                 use its commercially reasonable efforts to not cause or permit to exist a breach of any representations and warranties of Cintas contained in this Agreement; and

(i)                                     subject to Law, otherwise periodically report to Shred-it concerning the state of the Cintas Contributed Business.

Section 4.3                                               Shred-it Access.

(1)                                 Subject to Law, during the Interim Period, Cintas shall: (a) upon reasonable notice, permit Shred-it and its employees, agents, counsel, accountants or other representatives, to have reasonable access during normal business hours to (i) the premises of the Cintas Contributed Business, (ii) the Cintas Contributed Business Assets, including all Books and Records whether retained by Cintas or any of its Subsidiaries or otherwise, (iii) all Cintas Contributed Business Material Contracts, Cintas Leases and other Contracts of the Cintas Contributed Business to the extent access to such Contracts does not unduly interfere with the ordinary conduct of the Cintas Contributed Business, and (iv) the senior personnel of the Cintas Contributed Business, so long as the access does not unduly interfere with the ordinary conduct of the Cintas Contributed Business; and (b) furnish to Shred-it or its employees, agents, counsel, accountants or other representatives such financial and operating data and other information with respect to the Cintas Contributed Business and the Cintas Contributed Business Assets as Shred-it from time to time reasonably requests.  Notwithstanding the previous sentence, Shred-it shall not conduct any environmental testing or assessments without the prior written consent of Cintas and any applicable landlord.

(2)                                 No investigations made by or on behalf of Shred-it or the Shred-it Holdco Entity, whether under this Section 4.3 or any other provision of this Agreement or any

Ancillary Agreement, will have the effect of waiving, diminishing the scope of, or otherwise affecting any representation or warranty made in this Agreement or any Ancillary Agreement.

Section 4.4                                               Cintas Access.

(1)                                 Subject to Law, during the Interim Period, Shred-it shall: (a) upon reasonable notice, permit Cintas and its employees, agents, counsel, accountants or other representatives, to have reasonable access during normal business hours to (i) the premises of the Shred-it Contributed Business, (ii) the Shred-it Contributed Business Assets, including all Books and Records whether retained by Shred-it or any of its Subsidiaries or otherwise, (iii) all Shred-it Contributed Business Material Contracts, Shred-it Leases and other Contracts of the Shred-it Contributed Business to the extent access to such Contracts does not unduly interfere with the ordinary conduct of the Shred-it Contributed Business, and (iv) the senior personnel of the Shred-it Contributed Business, so long as the access does not unduly interfere with the ordinary conduct of the Shred-it Contributed Business; and (b) furnish to Cintas or its employees, agents, counsel, accountants or other representatives such financial and operating data and other information with respect to the Shred-it Contributed Business and the Shred-it Contributed Business Assets as Cintas from time to time reasonably requests.  Notwithstanding the previous sentence, Cintas shall not conduct any environmental testing or assessments without the prior written consent of Shred-it and any applicable landlord.

(2)                                 No investigations made by or on behalf of Cintas or the Cintas Holdco Entity, whether under this Section 4.4 or any other provision of this Agreement or any Ancillary Agreement, will have the effect of waiving, diminishing the scope of, or otherwise affecting any representation or warranty made in this Agreement or any Ancillary Agreement.

Section 4.5                                               Confidentiality.

Shred-it and Cintas acknowledge having signed a confidentiality agreement dated July 25, 2013, and Shred-it and Cintas agree to comply with such agreement in accordance with its terms.

Section 4.6                                               Covenants Relating to the Transaction.

(1)                                 Shred-it shall perform, and shall cause its Subsidiaries to perform, all obligations required or desirable to be performed by Shred-it or any of its Subsidiaries under this Agreement or any Ancillary Agreement and do all such other acts and things as may be necessary or desirable in order to consummate, and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and any Ancillary Agreement and, without limiting the generality of the foregoing, Shred-it shall and, where appropriate, shall cause each of its Subsidiaries to:

(a)                                 use all commercially reasonable efforts to satisfy all conditions precedent in this Agreement applicable to it and its Subsidiaries, and comply promptly with all requirements imposed by Law on it or its Subsidiaries with respect to this Agreement;

(b)                                 use all commercially reasonable efforts to, upon reasonable consultation with Cintas, oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the transactions contemplated by this Agreement and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its Subsidiaries challenging this Agreement or the transactions contemplated hereby; and

(c)                                  not take any action, or refrain from taking any commercially reasonable action, or permitting any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to prevent, delay or otherwise impede the consummation of the transactions contemplated by this Agreement.

(2)                                 Cintas shall perform, and shall cause its Subsidiaries to perform, all obligations required or desirable to be performed by Cintas or any of its Subsidiaries under this Agreement or any Ancillary Agreement and do all such other acts and things as may be necessary or desirable in order to consummate, and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and any Ancillary Agreement and, without limiting the generality of the foregoing, Cintas shall and, where appropriate, shall cause each of its Subsidiaries to:

(a)                                 use all commercially reasonable efforts to satisfy all conditions precedent in this Agreement applicable to it and its Subsidiaries, and comply promptly with all requirements imposed by Law on it or its Subsidiaries with respect to this Agreement;

(b)                                 use all commercially reasonable efforts to, upon reasonable consultation with Shred-it, oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the transactions contemplated by this Agreement and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its Subsidiaries challenging this Agreement or the transactions contemplated hereby; and

(c)                                  not take any action, or refrain from taking any commercially reasonable action, or permitting any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to prevent, delay or otherwise impede the consummation of the transactions contemplated by this Agreement.

(3)                                 Each of Shred-it and Cintas shall promptly notify the other in writing of (a) any notice or other communication from any Person (including any Governmental Entity) alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement or (b) any material filing, actions, suits, claims, investigations or proceedings commenced or, to Shred-it’s Knowledge or Cintas’ Knowledge, as applicable, threatened against, relating to or involving or otherwise affecting the transactions contemplated by this Agreement.

Section 4.7                                               Covenants Relating to the Financing.

(1)                                 Each of Shred-it and Cintas shall, and shall use its commercially reasonable efforts to cause its Subsidiaries to, use commercially reasonable efforts to arrange for the Financing.

(2)                                 Without limiting the generality of Section 4.7(1), each of Shred-it and Cintas shall provide, and shall use its commercially reasonable efforts to cause its Subsidiaries and representatives to provide, all reasonable and timely cooperation in connection with the arrangement of the Financing including:

(a)                                 participating in meetings, drafting sessions and due diligence sessions;

(b)                                 furnishing the lenders with such financial and other pertinent information regarding the Contributed Business as may be reasonably requested by the lenders;

(c)                                  cooperating with each other Party in connection with applications to obtain such consents, approvals or authorizations which may be reasonably necessary or desirable in connection with the Financing;

(d)                                 preparing and furnishing to each other Party and the lenders with financial and other information regarding the Contributed Business as may be reasonably requested by any other Party and the lenders, including any applicable (and available) financial statements;

(e)                                  executing and delivering, to be effective only at or after Closing, any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents, as may be agreed to between the Parties, acting reasonably, and otherwise facilitating the pledging of collateral or the paying-off of existing indebtedness (and the releasing of related Liens and other Liens) as may be agreed to between the Parties, each acting reasonably;

(f)                                   using its commercially reasonable efforts to: (i) allow the lenders to evaluate the Contributed Business’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements as of or following the Closing; and (ii) establishing bank and other accounts and blocked account agreements and lock box arrangements in connection with the Financing provided that no right of any lender thereunder shall be effective until or following Closing; and

(g)                                  using its commercially reasonable efforts to obtain waivers, consents, estoppels and approvals from other Persons to leases, Liens and Contracts to which any Party or any of their respective Subsidiaries is a party, and to arrange discussions among any Party and the lenders with other Persons to leases, Liens and Contracts.

(3)                                 Notwithstanding the foregoing, neither Shred-it nor Cintas nor any of their respective Subsidiaries shall be required to make any binding commitment to borrow money, which commitment is not conditional upon Closing and does not terminate without liability to the applicable Party upon termination of this Agreement.

(4)                                 Notwithstanding anything set forth in this Section 4.7, neither Cintas nor Birch Hill Equity Partners Management Inc. (including, for greater certainty, any of Birch Hill’s funds and/or limited partnerships or limited partners; collectively, “Birch Hill”) nor any of their respective Subsidiaries (other than the Cintas Contributors, the Shred-it Holdco Entity and the JV Entity) shall be required to personally guaranty the Financing and there shall be no recourse beyond any Persons’ interest in the JV Entity.

(5)                                 Notwithstanding the foregoing, in no event shall the Financing be placed with any entity other than the JV Entity.

Section 4.8                                   Shared Contracts.

Shred-it acknowledges that certain Cintas Contributed Business Material Contracts and other Cintas Contracts are with multiple lines of Cintas’ business (the “Shared Contracts”) and therefore cannot be transferred to the JV Entity.  Shred-it and Cintas agree that Cintas will use commercially reasonable efforts to either (i) secure new contracts with the counterparty or counterparties of each of the Shared Contracts in the name of the JV Entity or one of its Subsidiaries, as applicable, in respect of the portion of each Shared Contract that relates to the Cintas Contributed Business; (ii) sub-contract to the JV Entity or one of its Subsidiaries, as applicable, the portion of each Shared Contract that relates to the Cintas Contributed Business; or (iii) assign to the JV Entity or one of its Subsidiaries, as applicable, the portion of each Shared Contract that relates to the Cintas Contributed Business with the consent of the counterparty or counterparties of each of the Shared Contracts.  Shred-it shall cooperate with Cintas in contacting the applicable counterparties in respect of the foregoing. If the benefit of any Shared Contract in respect of the portion of the Shared Contract that relates to the Cintas Contributed Business cannot be transferred to the JV Entity or to one of the JV Entity’s Subsidiaries, as applicable, effective as of the Closing Date, Cintas, or its applicable Subsidiary, shall (i) hold the benefit of such Shared Contract in trust for the benefit of the JV Entity and shall take all actions that are commercially reasonable in order that such benefit may be properly assigned or transferred to the JV Entity or to one of its Subsidiaries, as applicable, (ii) take all actions that are commercially reasonable in order that the obligations under such Shared Contracts may be performed in such manner that the value in respect of the portion of the Shared Contract that relates to the Cintas Contributed Business is preserved and enures to the benefit of the JV Entity and (iii) remit to the JV Entity all monies collected by or paid to it or them, as applicable, in connection with the portion of the Shared Contract that relates to the Cintas Contributed Business.

Section 4.9                                   Filings and Authorizations.

(1)                                 Each of Shred-it and Cintas, as promptly as practicable after the execution of this Agreement, shall (i) make, or cause to be made, all material filings and submissions under all Laws applicable to it, that are required for it and its Subsidiaries to consummate the transactions contemplated by this Agreement (including any Ancillary Agreement) in accordance with the terms of this Agreement, (ii) use its commercially reasonable efforts to obtain and maintain, or cause to be obtained and maintained, all material Authorizations necessary or advisable to be obtained and maintained by it in order to consummate the transactions contemplated by this Agreement (including any Ancillary Agreement), and (iii) use its commercially reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for it to fulfill its obligations under this Agreement.

(2)                                 Shred-it and Cintas will coordinate and cooperate in exchanging information and supplying assistance that is reasonably requested in connection with this Section 4.9 including providing each other with advanced copies and reasonable opportunity to comment on all notices and information supplied to or filed with any Governmental Entity, and all notices and correspondence received from any Governmental Entity.  To the extent that any information or documentation to be provided by a Party to another Party pursuant to this Section 4.9 is competitively sensitive, such information may be provided only to external counsel for the receiving Party on an external counsel only basis and the applicable clean team.

(3)                                 Notwithstanding anything to the contrary herein, neither of Shred-it or Cintas is under any obligation to (i) negotiate or agree to the sale, divestiture or disposition of its or its Affiliates’ assets, properties or businesses or of the assets, properties or business of the JV Entity, (ii) negotiate or agree to any form of behavioural remedy including an interim or permanent hold separate order, or any form of undertakings or other restrictions on its or its Affiliates’ assets, properties or businesses or on the assets, properties or business of the JV Entity, or (iii) take any steps or actions that would, in the sole discretion of either Shred-it or Cintas, affect the Party’s right to own, use or exploit either its or its Affiliates’ assets, properties or businesses or the assets, properties or business of the JV Entity.

Section 4.10                            Notice and Cure Provisions.

(1)                                 Shred-it shall promptly notify Cintas, and Cintas shall promptly notify Shred-it, of the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would, or would be reasonably likely to:

(a)                                 cause any of the representations or warranties made by it or its Affiliates, as applicable, contained in this Agreement or any Ancillary Agreement to be untrue or incorrect during the Interim Period; or

(b)                                 result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates, as applicable, under this Agreement or any Ancillary Agreement.

(2)                                 Any such notification must be in writing and must set out the particulars in reasonable detail of the untrue or incorrect representation or warranty or the failure to comply with or satisfy the particular covenant, condition or agreement.  Notification provided under this Section 4.10 or otherwise will not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto including any of the Parties indemnification obligations under Article 8) or the conditions to the obligations of the Parties under this Agreement.

(3)                                 Shred-it may not elect to exercise its right to terminate this Agreement pursuant to Section 7.1(1)(c)(i) and Cintas may not elect to exercise its right to terminate this Agreement pursuant to Section 7.1(1)(d)(i), unless the Party seeking to terminate this Agreement has delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the terminating party asserts as the basis for termination.  After delivering a termination notice, provided the breaching party is proceeding diligently to cure such matter and such matter is capable of being cured, the terminating party may not exercise such termination right until the earlier of: (a) the Outside Date; and (b) the date that is 20 days following receipt of such termination notice by the breaching party, if such matter has not been cured by such date.

Section 4.11                            Exclusive Dealing.

(1)                                 During the Interim Period, Shred-it and its Affiliates shall not, directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any inquiries or proposals from, or enter into any agreement with, any Person (other than Cintas) relating to any transaction involving the sale of any securities, businesses, companies or assets relating to the Shred-it Contributed Business or any other business combination involving the Shred-it Contributed Business.

(2)                                 During the Interim Period, Cintas and its Affiliates shall not, directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any inquiries or proposals from, or enter into any agreement with, any Person (other than Shred-it) relating to any transaction involving the sale of any securities, businesses, companies or assets relating to the Cintas Contributed Business or any other business combination involving the Cintas Contributed Business.

Section 4.12                            Cintas Assignment of Cintas Parent Contracts.

Certain Cintas Parent Contracts are subject to a requirement to obtain consent for the consummation of the transactions contemplated hereby (the “Consent Contracts”). If the benefit of any Consent Contract cannot be transferred to the JV Entity or to one of the JV Entity’s Subsidiaries, as applicable, effective as of the Closing Date, Cintas, or its applicable Subsidiary, shall (i) hold the benefit of such Consent Contract in trust for the benefit of the JV Entity and shall take all actions that are commercially reasonable in order that such benefit may be properly assigned or transferred to the JV Entity or to one of its Subsidiaries, as applicable, (ii) take all actions that are commercially reasonable in order that the obligations under such Consent Contracts may be performed in such manner that the value in respect of the portion of the Consent Contract that relates to the Cintas Contributed Business is preserved and enures to the benefit of the JV Entity and (iii) remit to the JV Entity all monies collected by or paid to it or them, as applicable, in connection with the portion of the Consent Contract that relates to the Cintas Contributed Business.

Section 4.13                            Shred-it France and Cintas Germany

The Parties acknowledge that, for all purposes of this Agreement, Shred-it France and Cintas Germany shall not form part of the Shred-it Contributed Business or Cintas Contributed Business until such time as the respective work councils have been notified and consulted in accordance with Applicable Law. Shred-it hereby covenants in respect of Shred-it France and Cintas hereby covenants in respect of Cintas Germany that promptly upon execution of this Agreement, they shall provide the appropriate notification and conduct the appropriate consultation in respect of each.

ARTICLE 5
CONDITIONS OF CLOSING

Section 5.1                                   Conditions for the Benefit of Shred-it.

Shred-it and its Affiliates are not required to complete the Transaction unless each of the following conditions is satisfied on or before the Closing Date, which conditions are for the exclusive benefit of Shred-it and may only be waived, in whole or in part, by Shred-it in its sole discretion:

(1)                                Representations and Warranties.  (a) The Cintas Fundamental Reps were true and correct as of the date of this Agreement and are true and correct as of the Closing Date, in all respects; and (b) all other representations and warranties of Cintas contained in this Agreement and of Cintas and its Affiliates, as applicable, in any Ancillary Agreement were true and correct as of the date of this Agreement or as of the date of the applicable Ancillary Agreement and are true and correct as of the Closing Date, in all respects, except to the extent that the failure or failures of such representations and warranties to be so true and correct in all respects, individually or in the aggregate, would not result in a Material Adverse Change (and, for this purpose, any reference to “material”, “Material Adverse Change” or other concepts of materiality in such representations and warranties shall be ignored); in each case with respect to (a) and (b), except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date.  Cintas has delivered a certificate confirming same to Shred-it, executed by two senior officers of Cintas (in each case without personal liability) addressed to Shred-it and dated as of the Closing Date.  The receipt of such certificate and the Closing will not constitute a waiver by Shred-it of any of the representations and warranties of Cintas or its Affiliates which are contained in this Agreement or in any Ancillary Agreement.  Upon the delivery of such certificate, the representations and warranties of Cintas and of its Affiliates contained in this Agreement and in any Ancillary Agreement will be deemed to have been made on and as of the Closing Date with the same force and effect as if made on and as of such date.

(2)                                 Performance of Covenants.  Cintas and its Affiliates have fulfilled or complied in all respects with all covenants contained in this Agreement and in any Ancillary Agreement required to be fulfilled or complied with by them at or before the Closing Date, and Cintas has delivered a certificate confirming same to Shred-it, executed by two senior officers of Cintas (in each case without personal liability) addressed to Shred-it and dated as of the Closing Date.  The receipt of such certificate and the Closing will not constitute a waiver by Shred-it of any of the covenants of Cintas or its Affiliates which are contained in this Agreement or any Ancillary Agreement.

(3)                                 [Intentionally Omitted]

(4)                                 Deliveries.  Cintas shall deliver or cause to be delivered to Shred-it or the JV Entity, as applicable, the following in form and substance satisfactory to Shred-it or the JV Entity, as applicable, acting reasonably:

(a)                                 a duly executed Cintas Contribution Agreement 1;

(b)                                 a duly executed Cintas Contribution Agreement 2;

(c)                                  a duly executed Transition Services Agreement;

(d)                                 a duly executed Transitional Trademark License Agreement;

(e)                                  a duly executed Employee Lease Agreement;

(f)                                   duly executed JV Sublease Agreements;

(g)                                  duly executed JV Real Property Leases;

(h)                                 any other deliveries required to be delivered by Cintas or its Affiliates under any Ancillary Agreement;

(i)                                     certified copies of: (i) the Constating Documents of Cintas and each Cintas Contributor; (ii) all resolutions of the board of directors of each Cintas Contributor and Cintas or Cintas Corporation, a Washington corporation, approving the entering into and completion of the transactions contemplated by this Agreement; and (iii) a list of the directors and officers of Cintas and each Cintas Contributor authorized to sign agreements together with their specimen signatures;

(j)                                    a certificate of status, compliance, good standing or like certificate with respect to Cintas, each Cintas Contributor and each of the Cintas Contributed Companies issued by the appropriate government official of the jurisdiction of incorporation or formation, as applicable, and of each jurisdiction in which each of the Cintas Contributed Companies carries on business as listed in Section 1(a) of the Cintas Disclosure Letter.

(k)                                 the certificates referred to in Section 5.1(1) and Section 5.1(2);

(l)                                     an employment agreement duly executed by each of Karen Carnahan and Brenda Abramovich, in the form agreed to between the Parties in good faith; and

(m)                             a duly executed resignation effective as at the Closing Date of each director and officer of the Cintas Contributed Companies as Cintas and Shred-it may agree, acting reasonably.

(5)                                 Cintas Reorganization.  The Cintas Reorganization has been completed to the reasonable satisfaction of Shred-it pursuant to documentation reasonably acceptable to Shred-it.

Section 5.2                                   Conditions for the Benefit of Cintas.

Cintas and its Affiliates are not required to complete the Transaction unless each of the following conditions is satisfied on or before the Closing Date, which conditions are for the exclusive benefit of Cintas and may only be waived, in whole or in part, by Cintas in its sole discretion:

(1)                                 Representations and Warranties.  (a) The Shred-it Fundamental Reps  were true and correct as of the date of this Agreement and are true and correct as of the Closing Date, in all respects; and (b) all other representations and warranties of Shred-it contained in this Agreement and of Shred-it and its Affiliates, as applicable, in any Ancillary Agreement were true and correct as of the date of this Agreement or as of the date of the applicable Ancillary Agreement and are true and correct as of the Closing Date, in all respects, except to the extent that the failure or failures of such representations and warranties to be so true and correct in all respects, individually or in the aggregate, would not result in a Material Adverse Change (and, for this purpose, any reference to “material”, “Material Adverse Change” or other concepts of materiality in such representations and warranties shall be ignored); in each case with respect to (a) and (b), except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date.  Shred-it has delivered a certificate confirming same to Cintas, executed by two senior officers of Shred-it (in each case without personal liability) addressed to Cintas and dated as of the Closing Date.  The receipt of such certificate and the Closing will not constitute a waiver by Cintas of any of the representations and warranties of Shred-it or of its Affiliates contained in this Agreement and in any Ancillary Agreement.  Upon the delivery of such certificate, the representations and warranties of Shred-it and of its Affiliates will be deemed to have been made on and as of the Closing Date with the same force and effect as if made on and as of such date.

(2)                                 Performance of Covenants.  Shred-it and its Affiliates have fulfilled or complied in all respects with all covenants contained in this Agreement and in any Ancillary Agreement required to be fulfilled or complied with by them at or before the Closing Date, and Shred-it has delivered a certificate confirming same to Cintas, executed by two senior officers of Shred-it (in each case without personal liability) addressed to Cintas and dated as of the Closing Date.  The receipt of such certificate and the Closing will not constitute a waiver by Cintas of any of the covenants of Shred-it or its Affiliates which are contained in this Agreement or any Ancillary Agreement.

(3)                                 [Intentionally Omitted]

(4)                                 Deliveries.  Shred-it shall deliver or cause to be delivered to Cintas or the JV Entity, as applicable, the following in form and substance satisfactory to Cintas or the JV Entity as applicable, acting reasonably:

(a)                                 a duly executed Shred-it Contribution Agreement 1;

(b)                                 a duly executed Shred-it Contribution Agreement 2;

(c)                                  a duly executed Shred-it Contribution Agreement (Holding Partnership) 1;

(d)                                 a duly executed Shred-it Contribution Agreement (Holding Partnership) 2;

(e)                                  any deliveries required to be delivered by Shred-it or its Affiliates under any Ancillary Agreement;

(f)                                   certified copies of: (i) the Constating Documents of Shred-it and the Shred-it Holdco Entity; (ii) all resolutions of the board of directors and shareholders of Shred-it and the Shred-it Holdco Entity approving the entering into and completion of the transactions contemplated by this Agreement; and (iii) a list of directors and officers of Shred-it and the Shred-it Holdco Entity authorized to sign agreements together with their specimen signatures.

(g)                                  a certificate of status, compliance, good standing or like certificate with respect to the Shred-it Holdco Entity and each of the Shred-it Contributed Companies issued by the appropriate government official of the jurisdiction of incorporation or formation, as applicable, and of each jurisdiction in which each of the Shred-it Contributed Companies carries on business as listed in Section 1(a) of the Shred-it Disclosure Letter.

(h)                                 the certificates referred to in Section 5.2(1) and Section 5.2(2);

(i)                                     an employment agreement duly executed by each of Vince De Palma, Jim Rudyk and Shawn Lanthier, in the form agreed to between the Parties in good faith; and

(j)                                    a duly executed resignation effective as at the Closing Date of each director and officer of the Shred-it Contributed Companies as Shred-it and Cintas may agree, acting reasonably.

(5)                                 Shred-it Reorganization.  The Shred-it Reorganization has been completed to the reasonable satisfaction of Cintas pursuant to documentation reasonably acceptable to Cintas.

Section 5.3                                   Mutual Conditions.

Neither Shred-it nor Cintas is required to complete the Transaction unless each of the following conditions is satisfied on or before the Closing Date, which conditions may only be waived, in whole or in part, by the mutual consent of Shred-it and Cintas:

(1)                                 No Legal Action.  There is no action or proceeding (whether, for greater certainty, by a Governmental Entity or any other Person) pending or threatened in any jurisdiction that is reasonably likely to:

(a)                                 enjoin or prohibit the Transaction or any of the transactions contemplated by this Agreement, or the ownership or operation by the JV Entity of any material portion of Contributed Business (taken as a whole) or, except as a consequence of any regulatory approval, compel the JV Entity to dispose of or hold separate any material portion of the Contributed Business or assets of the Contributed Business (taken as a whole) as a result of the Transaction or any of the transactions contemplated by this Agreement; or

(b)                                 enjoin or prohibit either Shred-it’s or Cintas’ ability to acquire, hold or exercise full rights of ownership over, any securities with respect to the JV Entity.

(2)                                 Illegality.  No Law is in effect that makes consummation of the Transaction or any of the transactions contemplated by this Agreement illegal or otherwise prohibits or enjoins Shred-it, Cintas or the JV Entity from consummating the Transaction or any of the transactions contemplated by this Agreement.

(3)                                 Financing.  The JV Entity shall have received financing sufficient to complete the transactions set forth in the Transaction Steps on terms and conditions satisfactory to each of Shred-it and Cintas, acting reasonably (the “Financing”).

(4)                                 Mutual Deliveries.  Each of Shred-it and Cintas shall deliver or cause to be delivered to one another or the JV Entity, as applicable, in accordance with Section 2.2 the following:

(a)                                 a duly executed Subscription Agreement;

(b)                                 a duly executed Limited Partnership Agreement; and

(c)                                  a duly executed Investors Agreement.

(5)                                 GP Co. and JV Entity Deliveries.  GP Co. and the JV Entity, as applicable, shall deliver or cause to be delivered to Cintas and Shred-it the following:

(a)                                 a duly executed Subscription Agreement;

(b)                                 a duly executed Limited Partnership Agreement;

(c)                                  a duly executed Investors Agreement;

(d)                                 a duly executed Shred-it Contribution Agreement 1;

(e)                                  a duly executed Shred-it Contribution Agreement 2;

(f)                                   a duly executed Shred-it Contribution Agreement (Holding Partnership) 1;

(g)                                  a duly executed Shred-it Contribution Agreement (Holding Partnership) 2;

(h)                                 a duly executed Cintas Contribution Agreement 1;

(i)                                     a duly executed Cintas Contribution Agreement 2;

(j)                                    a duly executed Transition Services Agreement;

(k)                                 a duly executed Transitional Trademark License Agreement;

(l)                                     a duly executed Employee Lease Agreement;

(m)                             duly executed JV Sublease Agreements;

(n)                                 duly executed JV Real Property Leases; and

(o)                                 an employment agreement duly executed with Karen Carnahan, Brenda Abramovich, Vince De Palma, Jim Rudyk, and Shawn Lanthier, in the form agreed to between the Parties in good faith.

ARTICLE 6
CLOSING

Section 6.1                                   Date, Time and Place of Closing.

(1)                                 Closing will take place at the offices of Stikeman Elliott LLP, Suite 5300, Commerce Court West, Toronto, Ontario, at 9:00 a.m. (Toronto time) on the Closing Date or at such other place, on such other date and at such other time as may be agreed upon in writing between Shred-it and Cintas.  Closing shall be effective at 11:59 p.m. on the Closing Date.

ARTICLE 7
TERMINATION

Section 7.1                                   Termination Rights.

(1)                                 This Agreement may be terminated on or prior to the Closing Date by:

(a)                                 the mutual written agreement of Shred-it and Cintas; or

(b)                                 either Shred-it or Cintas if:

(i)                                     the Closing does not occur on or prior to the Outside Date, provided that a Party may not terminate this Agreement pursuant to this Section 7.1(1)(b)(i) if the failure of the Closing to so occur has been caused by, or is a result of, a breach by such Party of any of its or its Affiliates representations or warranties or the failure by such Party or its Affiliates to perform any of their respective covenants or agreements under this Agreement or any Ancillary Agreement;

(ii)                                  after the date of this Agreement any Law is enacted or made (or any Law is amended) that makes the consummation of any of the transactions contemplated by this Agreement or any Ancillary Agreement illegal or otherwise prohibited or enjoins or prohibits the consummation of any of the transactions contemplated by this Agreement or any Ancillary Agreement and such Law (if applicable) or enjoinment or prohibition shall have become final and non-appealable, provided the Party seeking to terminate this Agreement pursuant to this Section 7.1(1)(b)(ii) has used its commercially reasonable efforts to, as applicable, appeal or overturn such Law or otherwise have it lifted or rendered non-applicable in respect of the Transaction; or

(c)                                  Shred-it if:

(i)                                     a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Cintas or its Affiliates under this Agreement or any Ancillary Agreement occurs that would cause any condition in Section 5.1(1) or Section 5.1(2) not to be satisfied, and such breach or failure is incapable of being cured or is not cured in accordance with the terms of Section 4.10(3); provided that any wilful breach shall be deemed to be incapable of being cured; or

(ii)                                  there has occurred a Material Adverse Change in respect of the Cintas Contributed Business such determination to be made without reference to any update pursuant to Section 4.10; or

(d)                                 Cintas if:

(i)                                     a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Shred-it or its Affiliates under this Agreement or any Ancillary Agreement occurs that would cause any condition in Section 5.2(1) or Section 5.2(2) not to be satisfied, and such breach or failure is incapable of being cured or is not cured in accordance with the terms of Section 4.10(3); provided that any wilful breach shall be deemed incapable of being cured; or

(ii)                                  there has occurred a Material Adverse Change in respect of the Shred-it Contributed Business such determination to be made without reference to any update pursuant to Section 4.10.

(2)                                 The Party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(1)(a)) shall give notice of such termination to the other Party, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

Section 7.2                                   Effect of Termination.

(1)                                 Each of Shred-it’s and Cintas’ right of termination under this Article 7 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.  Nothing in this Article 7 limits or affects any other rights or causes of action that Shred-it or Cintas may have with respect to the representations, warranties, covenants and indemnities in its favour contained in this Agreement.  If Shred-it or Cintas waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of its rights of termination in the event of non-fulfilment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part.

(2)                                 If this Agreement is terminated pursuant to Section 7.1, all obligations of the Parties under this Agreement and any Ancillary Agreement will terminate, except that:

(a)                                 each Party’s obligations under Section 4.5, Section 11.3, Section 11.4 and Section 11.6 will survive;

(b)                                 if this Agreement is terminated by Shred-it because of a breach of this Agreement by Cintas or because a condition for the benefit of Shred-it has not been satisfied because Cintas or its Affiliates have failed to perform any of their respective obligations or covenants under this Agreement or any Ancillary Agreement which are reasonably capable of being performed or caused to be performed by Cintas, subject to the provisions of this Agreement, Shred-it’s right to pursue all legal remedies will survive such termination unimpaired; and

(c)                                  if this Agreement is terminated by Cintas because of a breach of this Agreement by Shred-it or because a condition for the benefit of Cintas has not been satisfied because Shred-it or its Affiliates have failed to perform any of their respective obligations or covenants under this Agreement or any Ancillary Agreement which are reasonably capable of being performed or caused to be performed by Shred-it, subject to the provisions of this Agreement, Cintas’ right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 8
INDEMNIFICATION

Section 8.1                                   Liability for Representations and Warranties.

(1)                                 The representations and warranties contained in this Agreement, any Ancillary Agreement and the certificates to be delivered pursuant to Section 5.1(1) and Section 5.2(1) will survive the Closing and continue in full force and effect for a period of 18 months after the Closing Date, except that:

(a)                                 the representations and warranties set out in Paragraphs 1(a), 1(b), 1(f), 2(a), 2(b), 2(c) and 8 of Appendix C, Paragraphs 1, 2 and 3 of Appendix F and Section 3.1 of the Cintas Contribution Agreement 1 and Section 3.1 of the Cintas Contribution Agreement 2, and the corresponding representations and warranties set out in the certificates to be delivered pursuant to Section 5.1(1) (the “Cintas Fundamental Reps”) will survive and continue in full force and effect without limitation of time;

(b)                                 the representations and warranties set out in Paragraphs 1(a), 1(b), 1(f), 2(a), 2(b), 2(c), 8(a), 8(b), 8(c), 8(d), 8(e) and 8(f) of Appendix B, Paragraphs 1, 2 and 3 of Appendix D, Paragraphs 1, 2 and 3 of Appendix E, and Sections 4.1 and 4.2 of the Cintas Contribution Agreement 1, Sections 4.1 and 4.2 of the Cintas Contribution Agreement 2, Sections 3.1, 4.1 and 4.2 of Shred-it Contribution Agreement 1, Sections 3.1, 4.1 and 4.2 of Shred-it Contribution Agreement 2, Sections 3.1, 4.1 and 4.2 of Shred-it Contribution Agreement (Holding Partnership) 1, and Sections 3.1, 4.1 and 4.2 of Shred-it Contribution Agreement (Holding Partnership) 2, and the corresponding representations and warranties set out in the certificate to be delivered pursuant to

Section 5.2(1) (the “Shred-it Fundamental Reps”) will survive and continue in full force and effect without limitation of time;

(c)                                  the representations and warranties set out in Paragraph 10(g) of Appendix C (and the corresponding representations and warranties set out in the certificates to be delivered pursuant to Section 5.1(1)) and the representations and warranties set out in Paragraph 10(g) of Appendix B (and the corresponding representations and warranties set out in the certificates to be delivered pursuant to Section 5.2(1)) will survive and continue in full force and effect until six months after the expiration of the period (the “Tax Assessment Period”) during which any tax assessment may be issued by a Governmental Entity in respect of any taxation year to which such representations and warranties extend.  The Tax Assessment Period will be determined having regard to any consent, waiver, agreement or other document that extends the period during which a Governmental Entity may issue a tax assessment.  A tax assessment includes any assessment, reassessment or other form of recognized document assessing liability for Taxes under applicable Law;

(d)                                 if a claim under this Article 8 is asserted in the final thirty (30) days of the time period set forth in Section 8.1(1), such time period shall automatically extend for an additional ten (10) Business Days; and

(e)                                  there is no limitation as to time for claims involving fraud or fraudulent misrepresentation.

(2)                                 Shred-it Holdco Entity’s right for indemnification pursuant to Section 8.2(1)(b) — Section 8.2(1)(f) shall survive and continue in full force and effect until six months after the expiration of the applicable statute of limitations.  The Cintas Contributors’  right for indemnification pursuant to Section 8.3(1)(b) — Section 8.3(1)(m) shall survive and continue in full force and effect until six months after the expiration of the applicable statute of limitations.

(3)                                 Neither the Shred-it Holdco Entity nor either of the Cintas Contributors shall have any obligation or liability with respect to any representation or warranty made by either Cintas and its Affiliates, as applicable, or Shred-it and its Affiliates, as applicable, in this Agreement, any Ancillary Agreement or the certificates to be delivered pursuant to Section 5.1(1) and Section 5.2(1) after the end of the applicable time period specified in Section 8.1(1) except for claims relating to the representations and warranties of which the Indemnifying Party has been notified prior to the end of the applicable time period.

Section 8.2                                   Indemnification in Favour of the Shred-it Holdco Entity.

(1)                                 Subject to Section 8.4, the Cintas Contributors shall indemnify and save the Shred-it Holdco Entity harmless of and from, and shall pay to the Shred-it Holdco Entity, subject to the procedures set out in Section 8.9, any Damages, directly or indirectly, suffered by, imposed upon or asserted against the JV Entity, the Shred-it Holdco Entity or the Shred-it Holdco Entity’s direct or indirect general or limited partners and controlling Persons as a result of, in respect of, connected with, or arising out of, under, or pursuant to:

(a)                                 any breach or inaccuracy of any representation or warranty given by Cintas or any of its Affiliates, as applicable, contained in this Agreement, any Ancillary Agreement or the certificates to be delivered pursuant to Section 5.1(1);

(b)                                 any failure of Cintas or any of its Affiliates, as applicable, to perform or fulfill any of their respective covenants or obligations under this Agreement or any Ancillary Agreement;

(c)                                  any failure of a Cintas Contributor to transfer good and valid title to the Cintas Contributed Securities to the JV Entity, free and clear of all Liens other than (i) those restrictions on transfer, if any, contained in the Constating Documents of the Cintas Contributed Companies and (ii) Liens granted by the JV Entity;

(d)                                 any Taxes of the Cintas Contributed Companies relating to periods ending on or before the Closing Date (other than Taxes taken into account for purposes of calculating the Final Closing Statements);

(e)                                  any Taxes of the Cintas Contributed Companies or the JV Entity relating to transactions undertaken as part of the Cintas Reorganization; and

(f)                                   the non-compliance of the Cintas Contributed Business Assets or the Cintas Contributed Business on or prior to the Closing Date with applicable Environmental Laws and/or any costs arising as a result of Hazardous Substances at, in, on, under or migrating from the Cintas Leased Properties where such Hazardous Substances exist at any time on or prior to Closing and are causing Harm.

(2)                                 For purposes of calculating the amount of any Damages that are the subject matter of a claim for indemnification, any reference to “materiality”, “Material Adverse Change”, or other similar qualification or limitation that is contained in or is otherwise applicable to such representation or warranty or claim for indemnification will be disregarded.

Section 8.3                                   Indemnification in Favour of the Cintas Contributors.

(1)                                 Subject to Section 8.4, the Shred-it Holdco Entity shall indemnify and save the Cintas Contributors harmless of and from, and shall pay to the Cintas Contributors, subject to the procedures set out in Section 8.9, any Damages, directly or indirectly, suffered by, imposed upon or asserted against the JV Entity, the Cintas Contributors or Cintas as a result of, in respect of, connected with, or arising out of, under or pursuant to:

(a)                                 any breach or inaccuracy of any representation or warranty given by Shred-it or any of its Affiliates, any Shred-it Contributor, GP Co., or the JV Entity, as applicable, contained in this Agreement, any Ancillary Agreement or the certificates to be delivered pursuant to Section 5.2(1);

(b)                                 any failure of Shred-it or any of its Affiliates or the JV Entity, as applicable, to perform or fulfill any of their respective covenants or obligations under this Agreement or any Ancillary Agreement;

(c)                                  any failure of any Shred-it Contributor to transfer good and valid title to the Shred-it Contributed Securities to the JV Entity, free and clear of all Liens other than (i) those restrictions on transfer, if any, contained in the Constating Documents of the Shred-it Contributed Companies, and (ii) Liens granted by the JV Entity, or any failure to obtain consent of any shareholder of Shred-it with respect to the Transaction;

(d)                                 any failure of the JV Entity to validly issue the applicable limited partnership units to the Cintas Contributors, free and clear of all Liens other than: (i) those restrictions on transfer contained in the Limited Partnership Agreement; and (ii) Liens granted by the Cintas Contributors;

(e)                                  any obligation to make any earnout or other payments pursuant to any agreement which relates to the acquisition or disposition of any business, a material amount of stock or assets or any other Person;

(f)                                   any Taxes of the Shred-it Contributed Companies relating to periods ending on or before the Closing Date (other than Taxes taken into account for purposes of calculating the Final Closing Statements);

(g)                                  any Taxes of the Shred-it Contributed Companies or the JV Entity relating to transactions undertaken as part of the Shred-it Reorganization;

(h)                                 any obligations arising out of the Shred-it Storage Facilities other than with respect to the activities of the Contributed Business;

(i)                                     any obligations arising out of Cintas Leases that are assigned to the JV Entity (other than in respect of the non-compliance of the Cintas Contributed Business Assets or the Cintas Contributed Business on or prior to the Closing Date with Environmental Laws and/or any costs arising as a result of Hazardous Substances at, in, on, under or migrating from the Cintas Leased Properties where such Hazardous Substances exist at any time on or prior to Closing and are causing Harm);

(j)                                    any claims, liabilities or entitlements of current or former employees, directors or shareholders of Shred-it in respect of any stock options or any employee, director or shareholder loans in existence prior to Closing, and/or any claims, liabilities or entitlements of current or former employees, directors or shareholders of Shred-it arising out of the Amended and Restated Investors Rights Agreement dated September 3, 2009 between Shred-it and the other parties thereto or the Shred-it International, Inc. Stock Option Plan dated September 3, 2009;

(k)                                 any claims in relation to the Fair Labor Standards Act job classification of the Shred-it employees that are Client Care Executives;

(l)                                     any claims resulting from the fact that Shred-it International Inc. does not hold unencumbered title to all shares in Shred-it GmbH; and

(m)                             the non-compliance of the Shred-it Contributed Business Assets or the Shred-it Contributed Business on or prior to the Closing Date with applicable Environmental Laws and/or any costs arising as a result of Hazardous Substances at, in, on, under or migrating from the Shred-it Leased Properties (whether presently or formerly leased) where such Hazardous Substances exist at any time on or prior to Closing and are causing Harm.

(2)                                 The Shred-it Holdco Entity shall indemnify and save the Cintas Contributors harmless of and from, and shall pay to the Cintas Contributors, subject to the procedures set out in Section 8.9, an amount equal to the Cintas Litigation Deductible Payments.

(3)                                 For purposes of calculating the amount of any Damages that are the subject matter of a claim for indemnification, any reference to “materiality”, “Material Adverse Change”, or other similar qualification or limitation that is contained in or is otherwise applicable to such representation or warranty or claim for indemnification will be disregarded.

Section 8.4                                   Limitations on Indemnification.

(1)                                 The Cintas Contributors shall have no obligation to make any payment for Damages (for indemnification or otherwise) with respect to the matters described in Section 8.2(1)(a) unless and until the total of all Damages with respect to such matters exceeds $5,000,000 (the “Cintas Deductible Amount”) (it being understood and agreed that the Cintas Deductible Amount is intended as a deductible, and that the Cintas Contributors shall not be liable for any amount of Damages under Section 8.2(1)(a) less than the Cintas Deductible Amount).  Once the total of all Damages with respect to matters described in Section 8.2(1)(a) exceeds the Cintas Deductible Amount, the Cintas Contributors shall be liable for all such Damages in excess of the Cintas Deductible Amount, up to but not in excess of the Cintas Indemnity Cap.  The aggregate amount of all Damages for which the Cintas Contributors shall be liable pursuant to Section 8.2(1)(a) shall not exceed $50,000,000 (the “Cintas Indemnity Cap”).

(2)                                 Section 8.4(1) will not apply to, and the Cintas Contributors shall be liable for all Damages with respect to, any breach or inaccuracy of the Cintas Fundamental Reps and the matters set forth in Sections 8.2(1)(b) — 8.2(1)(f).  Damages arising from any breach or inaccuracy of the Cintas Fundamental Reps or the matters set forth in Sections 8.2(1)(b) — 8.2(1)(f) shall not be counted toward, or be subject to, the Cintas Indemnity Cap and such Damages shall not be subject to the Cintas Deductible Amount.

(3)                                 The Cintas Contributors shall have no obligation to make any payment for Damages (for indemnification or otherwise) based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of the Cintas Contributors contained in this Agreement if Shred-it had Knowledge of such inaccuracy or breach prior to the execution and delivery of this Agreement by the Parties.

(4)                                 The Shred-it Holdco Entity shall have no obligation to make any payment for Damages (for indemnification or otherwise) with respect to the matters described in Section 8.3(1)(a) unless and until the total of all Damages with respect to such matters exceeds $5,000,000 (the “Shred-it Deductible Amount”) (it being understood and agreed that the Shred-it Deductible Amount is intended as a deductible, and that the Shred-it Holdco Entity shall not be liable for any amount of Damages under Section 8.3(1)(a) less than the Shred-it Deductible Amount).  Once the total of all Damages with respect to matters described in Section 8.3(1)(a) exceeds the Shred-it Deductible Amount, the Shred-it Holdco Entity shall be liable for all such Damages in excess of the Shred-it Deductible Amount, up to but not in excess of the Shred-it Indemnity Cap.  The aggregate amount of all Damages for which the Shred-it Holdco Entity shall be liable pursuant to Section 8.3(1)(a) shall not exceed $50,000,000 (the “Shred-it Indemnity Cap”).

(5)                                 Section 8.4(3) will not apply to, and the Shred-it Holdco Entity will be liable for all Damages with respect to, any breach or inaccuracy of the Shred-it Fundamental Reps and the matters set forth in Sections 8.3(1)(b) — 8.3(1)(m).  Damages arising from any breach or inaccuracy of the Shred-it Fundamental Reps or the matters set forth in Sections 8.3(1)(b) — 8.3(1)(m) shall not be counted toward, or be subject to, the Shred-it Indemnity Cap and such Damages shall not be subject to the Shred-it Deductible Amount.

(6)                                 The aggregate amount for which the Shred-it Holdco Entity shall be liable for pursuant to Section 8.3(2) shall not exceed the applicable insurance deductible amount for such claim, as set forth on Schedule 8.4(6) attached hereto.

(7)                                 The Shred-it Holdco Entity shall have no obligation to make any payment for Damages (for indemnification or otherwise) based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of the Shred-it Holdco Entity contained in this Agreement if Cintas had Knowledge of such inaccuracy or breach prior to the execution and delivery of this Agreement by the Parties.

Section 8.5                                   Notification.

(1)                                 If a Third Party Claim is instituted or asserted against an Indemnified Person, the Indemnified Person shall promptly notify the Indemnifying Party in writing of the Third Party Claim with notice to the JV Entity.

(2)                                 If an Indemnified Person becomes aware of a Direct Claim, the Indemnified Person shall promptly notify the Indemnifying Party in writing of the Direct Claim with notice to the JV Entity.

(3)                                 Notice to the Indemnifying Party under this Section of a Direct Claim or a Third Party Claim is assertion of a claim for indemnification against the Indemnifying Party under this Agreement.  Upon receipt of such notice, the provisions of Section 8.8 will apply to any Third Party Claim and the provisions of Section 8.7 will apply to any Direct Claim.

(4)                                 The omission to notify the Indemnifying Party shall not relieve the Indemnifying Party from any obligation to indemnify the Indemnified Person, unless the notification occurs after the expiration of the specified period set out in Section 8.1 or (and only to that extent that) the omission to notify materially prejudices the ability of the Indemnifying Party to exercise its rights to defend provided in Section 8.8.

(5)                                 Notification under this Section, where the Cintas Contributors are an Indemnifying Party, shall only be required to be provided to the Cintas Holdco Entity.

Section 8.6                                   [Intentionally Omitted.]

Section 8.7                                   Direct Claims.

(1)                                 Following receipt of notice of a Direct Claim, the Indemnifying Party has 60 days to investigate the Direct Claim and respond in writing.  For purposes of the investigation, the Indemnified Person shall make available to the Indemnifying Party the information relied upon by the Indemnified Person to substantiate the Direct Claim, together with such other information as the Indemnifying Party may reasonably request.

(2)                                 If the Indemnifying Party disputes the validity or amount of the Direct Claim, the Indemnifying Party shall provide written notice of the dispute to the Indemnified Person within the 60 day period specified in Section 8.7(1).  The dispute notice must describe in reasonable detail the nature of the Indemnifying Party’s dispute.  During the 30 day period immediately following receipt of a dispute notice by the Indemnified Person, the Indemnifying Party and the Indemnified Person shall attempt in good faith to resolve the dispute.  If the Indemnifying Party and the Indemnified Person fail to resolve the dispute within that 30 day time period, the Indemnified Person is free to pursue all rights and remedies available to it, subject only to this Agreement.  If the Indemnifying Party fails to respond in writing to the Direct Claim within the 60 day period specified in Section 8.7(1), the Indemnifying

Party is deemed to have agreed to the validity and amount of the Direct Claim and shall pay in full the amount of the Direct Claim to the Indemnified Person in accordance with Section 8.9.

Section 8.8                                   Procedure for Third Party Claims.

(1)                                 Subject to the terms of this Section, upon receiving notice of a Third Party Claim, the Indemnifying Party may participate in the investigation and defence of the Third Party Claim and may also elect to assume the investigation and defence of the Third Party Claim.

(2)                                 The Indemnifying Party may not assume the investigation and defence of a Third Party Claim if any of the following apply:

(a)                                 the Indemnifying Party is also a party to the Third Party Claim and the Indemnified Person determines in good faith that joint representation would be inappropriate;

(b)                                 the Indemnifying Party fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend the Third Party Claim;

(c)                                  in the reasonable judgement of the Indemnified Person, such claim involves material reputational risks to the Indemnified Person; or

(d)                                 the Third Party Claim seeks relief against the Indemnified Person other than monetary damages and the Indemnified Person has notified the Indemnifying Party that it will exercise its exclusive right to defend, compromise or settle the Third Party Claim.

(3)                                 In order to assume the investigation and defence of a Third Party Claim, the Indemnifying Party must give the Indemnified Person written notice of its election within 15 days of receipt of notice of the Third Party Claim.

(4)                                 If the Indemnifying Party assumes the investigation and defence of a Third Party Claim:

(a)                                 the Indemnifying Party shall pay for all costs and expenses of the investigation and defence of the Third Party Claim except that the Indemnifying Party shall not, so long as it diligently conducts such defence, be liable to the Indemnified Person for any fees of other counsel or any other expenses with respect to the defence of the Third Party Claim, incurred by the Indemnified Person after the date the Indemnifying Party validly exercised its right to assume the investigation and defence of the Third Party Claim;

(b)                                 the Indemnifying Party shall reimburse the Indemnified Person for all costs and expenses incurred by the Indemnified Person in connection with the investigation and defence of the Third Party Claim prior to the date the

Indemnifying Party validly exercised its right to assume the investigation and defence of the Third Party Claim;

(c)                                  the Indemnified Person shall not contact or communicate with the Person making the Third Party Claim without the prior written consent of the Indemnifying Party, unless required by Law;

(d)                                 legal counsel chosen by the Indemnifying Party to defend the Third Party Claim must be satisfactory to the Indemnified Person, acting reasonably; and

(e)                                  the Indemnifying Party may not compromise and settle or remedy, or cause a compromise and settlement or remedy, of a Third Party Claim without the prior written consent of the Indemnified Person, which consent may not be unreasonably withheld, conditioned or delayed.

(5)                                 If the Indemnifying Party: (a) is not entitled to assume the investigation and defence of a Third Party Claim under Section 8.8(2); (b) does not elect to assume the investigation and defence of a Third Party Claim; or (c) assumes the investigation and defence of a Third Party Claim but fails to diligently pursue such defence, or the Indemnified Person concludes that the Third Party Claim is not being defended to its satisfaction, acting reasonably; then, in each case, the Indemnified Person has the right (but not the obligation) to undertake the defence of the Third Party Claim.  In the case where the Indemnifying Party fails to diligently pursue the defence of the Third Party Claim or the Indemnified Person concludes that the Third Party Claim is not being defended to its satisfaction, acting reasonably, the Indemnified Person may not assume the defence of the Third Party Claim unless the Indemnified Person gives the Indemnifying Party written demand to diligently pursue the defence and the Indemnifying Party fails to do so within 14 days after receipt of the demand, or such shorter period as may be required to respond to any deadline imposed by a court, arbitrator or other tribunal.

(6)                                 If, under Section 8.8(5), the Indemnified Person undertakes the investigation and defence of a Third Party Claim, the Indemnified Person may compromise and settle the Third Party claim but the Indemnifying Party shall not be bound by any compromise or settlement of the Third Party Claim effected without its consent (which consent may not be unreasonably withheld, conditioned or delayed).

(7)                                 The Indemnified Person and the Indemnifying Party agree to keep each other fully informed of the status of any Third Party Claim and any related proceedings.  If the Indemnifying Party assumes the investigation and defence of a Third Party Claim, the Indemnified Person shall, at the request and expense of the Indemnifying Party use its reasonable efforts to make available to the Indemnifying Party on a timely basis, those employees (including those of the JV Entity) whose assistance, testimony or presence is reasonably necessary to assist the Indemnifying Party in investigating and defending the Third Party Claim.  The Indemnified Person shall, at the request and expense of the Indemnifying Party make available to the Indemnifying Party or its representatives, on a timely basis all documents, records and other materials in the possession, control or power of the Indemnified Person, reasonably required by the Indemnifying Party for its use solely in defending any Third Party Claim which it has elected to assume the investigation and defence of.  The Indemnified Person shall cooperate on a timely basis with the Indemnifying Party in the defence of any Third Party Claim.

Section 8.9                Sole Recourse and Payment Procedures

(1)                                 To the extent that the Cintas Contributors, on the one hand, or the Shred-it Holdco Entity, on the other hand, has an obligation to pay monies to the other for indemnity under this Article 8, the Parties agree that the Indemnifying Party shall have the obligation to cause all then-outstanding indemnification payment obligations under this Article 8 to be paid from such Indemnifying Party’s share of the proceeds of (i) any Distribution (as defined in the Limited Partnership Agreement) from the JV Entity including any Distributions related to the liquidation of the JV Entity, a Merger Transaction (as defined in the Investors Agreement), an initial public offering of any of the securities of the JV Entity or any sale, transaction or transfer in which any of such Party’s interest in the JV Entity is transferred to an entity which is not an Affiliate of such Party but excluding a Distribution for Taxes or (ii) any sale of such Party’s interest in the JV Entity including any proceeds to be received by such Party related to the liquidation of the JV Entity, a Merger Transaction (as defined in the Investors Agreement), an initial public offering of any of the securities of the JV Entity or any sale, transaction or transfer in which any of such Party’s interest in the JV Entity is transferred to an entity which is not an Affiliate of such Party (“JV Distribution”).

(2)                                 In connection with any JV Distribution, the Parties shall cause all then-outstanding indemnification payment obligations under this Article 8 to be paid by the applicable Indemnifying Party. Provided that, the Parties having mutually agreed upon the method and means of payment, the payment of the then-outstanding indemnification payment obligations under this Article 8 immediately prior to or simultaneously with a JV Distribution may be effected through payment to the Indemnified Person of the JV Distribution proceeds that would otherwise be paid to the Indemnifying Party or through allocations of net income and distributions of cash from the JV Entity, or as the Parties may otherwise mutually agree.  In the event that Cintas Contributors and Shred-it Holdco Entity each have indemnification payment obligations to each other at the time when such indemnity claims are to be paid in connection with a JV Distribution, the Indemnifying Party with the lower indemnification payment obligation shall have the right to reduce and offset its indemnification payment obligation against that of the other Indemnifying Party, and such reduction and offset shall be treated as a payment of cash between the Parties (unless otherwise mutually agreed).

(3)                                 To the extent that an Indemnifying Party has an indemnification payment obligation under this Article 8 which is based on Damages suffered by the JV Entity, the dollar amount of such indemnification obligation shall not be the full amount of such Damages, but shall instead be a proportionate amount thereof based on the

Indemnified Person’s ownership interest in the JV Entity, such that the dollar amount of the indemnification obligation shall be equal to: (i) the dollar amount of the Damages incurred by the JV Entity as a result of the matter giving rise to the indemnity claim, multiplied by (ii) the percentage interest of the JV Entity held by the Indemnifying Party. For the avoidance of doubt, this Section 8.9(3) is intended to cause the amount of any indemnity claim payment obligation due hereunder, based on Damages suffered by the JV Entity (as opposed to another Indemnified Person), to be equal to the Indemnified Person’s proportionate share of such Damages (as determined by reference to the Indemnified Person’s percentage interest in the JV Entity).

(4)                                 Cintas and the Shred-it Holdco Entity hereby agree that they shall exercise their voting rights under the Investors Agreement and the Limited Partnership Agreement (and the other Constating Documents of the JV Entity) so as to carryout the provisions of this Article 8, and that they shall cause their Subsidiaries to take such actions as may be necessary and appropriate to carryout the provisions of this Article 8.

(5)                                 To the extent that the Indemnifying Party is the Shred-it Holdco Entity and the Indemnified Person is the Cintas Contributors, any Damages shall be calculated on a consolidated basis and any payment under this Article 8 shall be made based on each of the Cintas Contributors interest at the applicable time in the JV Entity.

ARTICLE 9
INSURED CLAIMS

Section 9.1                Insured Claims.

(1)                                 The JV Entity agrees to reimburse, on a quarterly basis, Cintas and its Affiliates, as directed by Cintas, for any Cintas Insured Claims Payments made by Cintas and/or its Affiliates (the “Cintas Reimbursement Payments”).  Cintas shall provide the JV Entity with evidence satisfactory to the JV Entity, acting reasonably, on a quarterly basis of such payments which will include a description of any Cintas Insured Claims and the amount of such payments relating to each Cintas Insured Claim.

(2)                                 The Cintas Contributors, the Shred-it Holdco Entity and the JV Entity agree to the following true-up in respect of the Cintas Claims Final Amount and the Shred-it Claims Final Amount which may be offset against each other for purposes of determining a single payment amount between the Parties (the “Insured Claims Adjustment Amount”) to be made by the Cintas Contributors or the Shred-it Holdco Entity, as applicable:

(a)                                 if the Cintas Claims Final Amount is less than the Cintas Claims Target Amount, the Shred-it Holdco Entity shall pay to the Cintas Contributors, the difference between the Cintas Claims Target Amount and the Cintas Claims Final Amount;

(b)                                 if the Cintas Claims Final Amount is greater than the Cintas Claims Target Amount, the Cintas Contributors shall pay to the Shred-it Holdco Entity, the difference between the Cintas Claims Final Amount and the Cintas Claims Target Amount;

(c)                                  if the Shred-it Claims Final Amount is less than the Shred-it Claims Target Amount, the Cintas Contributors shall pay to the Shred-it Holdco Entity, the difference between the Shred-it Claims Target Amount and the Shred-it Claims Final Amount; and

(d)                                 if the Shred-it Claims Final Amount is greater than the Shred-it Claims Target Amount, the Shred-it Holdco Entity shall pay to the Cintas Contributors, the difference between the Shred-it Claims Final Amount and the Shred-it Claims Target Amount.

(3)                                 The JV Entity also agrees to reimburse, on a quarterly basis, Cintas and its Affiliates, as directed by Cintas, for any Cintas Leased Employee Claims Payments made by Cintas and/or its Affiliates.  Cintas shall provide the JV Entity with evidence satisfactory to the JV Entity, acting reasonably, on a quarterly basis of such payments which will include a description of any Cintas Leased Employee Claims Payments and the amount of such payments relating to each Cintas Leased Employee Claim.

(4)                                 All payments with respect to Cintas Leased Employee Claims shall continue quarterly until the Cintas Leased Employee Claims Determination Date at which time the JV Entity shall pay Cintas and its Affiliates an amount equal to the Cintas Leased Employee Residual Amount.

(5)                                 Each of the Parties agree that any Insured Claims Adjustment Amount shall be treated as an indemnification obligation of the Party required to make such payment as determined in accordance with Section 9.1(2) above and that such payment shall be subject to and paid in accordance with the payment procedures set forth in Section 8.9; provided however, that no payment shall be subject to the reduction described in Section 8.9(3).

(6)                                 This Article 9 shall survive the expiration or termination of this Agreement until such time as no further payments are due hereunder.

ARTICLE 10
POST-CLOSING COVENANTS

Section 10.1             Access to Books and Records.

For a period of seven years from the Closing Date, the JV Entity shall retain all original Books and Records relating to the Contributed Businesses that are part of the Books and Records existing on the Closing Date, but the JV Entity shall not be responsible or liable to Shred-it or Cintas for or as a result of any accidental loss or destruction of or damage to any such Books and Records.  So long as any such Books and Records are retained by the JV

Entity pursuant to this Agreement, each of Shred-it and Cintas shall have the reasonable right to inspect and to make copies (at its own expense) of them at any time upon reasonable request during normal business hours and upon reasonable notice for any proper purpose and without undue interference to the business operations of the Contributed Companies.  The JV Entity shall have the right to have its representatives present during any such inspection.

Section 10.2             Further Assurances.

(1)                                 From time to time after the Closing Date, each Party shall, at the request of any other Party, execute and deliver such additional conveyances, transfers and other assurances as may be reasonably required to effectively undertake the transactions contemplated by this Agreement and any Ancillary Agreement and to carry out the intent of this Agreement and any Ancillary Agreement.  Without limiting the generality of the foregoing, to the extent that any Cintas Contributed Business Asset (or other asset, including any Cintas Parent Contracts, which should have been included in the definition of Cintas Contributed Business Asset due to its use by the Cintas Contributed Business) or Shred-it Contributed Business Asset (or other asset which should have been included in the definition of Shred-it Contributed Business Asset due to its use by the Shred-it Contributed Business)  (in each case, for the purpose of this section, disregarding any reference to “Knowledge” in such definitions) is not transferred to the JV Entity, upon becoming aware or being notified of such failure to transfer such asset, Cintas and the Shred-it Holdco Entity, as applicable, shall use commercially reasonable efforts to transfer such asset to the JV Entity or take other appropriate steps to allow the JV Entity to enjoy the benefit of such arrangement or asset.

(2)                                 In connection with the Closing, Cintas shall enter into documentation reasonably acceptable to Cintas and Shred-it pursuant to which Cintas shall transfer to the JV Entity the UK Shredding Business for $1.00.

ARTICLE 11
MISCELLANEOUS

Section 11.1             Notices.

Any notice, direction or other communication given regarding the matters contemplated by this Agreement or any Ancillary Agreement (each a “Notice”) must be in writing, sent by personal delivery, courier or facsimile (but not by electronic mail) and addressed:

(a)	to Shred-it at:

Shred-it International, Inc.
2794 South Sheridan Way
Oakville, Ontario Canada
L6T7T4

	Attention:	Jim Rudyk
	Telephone:	(905) 491-2200
	Facsimile:	(905) 829-5753

with a copy (which shall not constitute notice) to:

Stikeman Elliott LLP
5300 Commerce Court West
199 Bay Street
Toronto, Ontario, Canada
M5L 1B9

	Attention:	Ron Ferguson
	Telephone:	(416) 869-5212
	Facsimile:	(416) 947-0866

(b)	to Cintas at:

Cintas Corporation
6800 Cintas Boulevard
Mason, Ohio, United States of America
45040

	Attention:	Thomas E. Frooman
	Telephone:	(513) 754-3584
	Facsimile:	(513) 754-3642

with a copy (which shall not constitute notice) to:

Keating Muething & Klekamp PLL
One East Fourth Street, Suite 1400
Cincinnati, Ohio, United States of America
45202

	Attention:	Robert E. Coletti
	Telephone:	(513) 579-6559
	Facsimile:	(513) 579-6457

(c)	to the JV Entity at:

Boost JV LP
2794 South Sheridan Way
Oakville, Ontario Canada
L6T7T4

	Attention:	Jim Rudyk
	Telephone:	(905) 491-2200
	Facsimile:	(905) 829-5753

A Notice is deemed to be given and received: i) if sent by personal delivery or courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day; or ii) if sent by facsimile, on the Business Day following the date of confirmation of transmission by the originating facsimile.  A Party may change its address for service from time to time by providing a Notice in accordance with the foregoing.  Any subsequent Notice must be sent to the Party at its changed address.  Any element of a Party’s address that is not specifically changed in a Notice will be assumed not to be changed.

Section 11.2             Time of the Essence.

Time is of the essence in this Agreement.

Section 11.3             Brokers.

Cintas shall indemnify and save harmless the Shred-it Holdco Entity from and against any and all claims, losses and costs whatsoever for any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for Cintas or the Cintas Contributed Companies.  The Shred-it Holdco Entity shall indemnify and save harmless Cintas from and against any and all claims, losses and costs whatsoever for any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for Shred-it or the Shred-it Contributed Companies.  These indemnities are not subject to any of the limitations set out in Article 8.

Section 11.4             Announcements.

No press release, public statement or announcement or other public disclosure (a “Public Statement”) with respect to this Agreement or the transactions contemplated in this Agreement may be made prior to Closing except with the prior written consent and joint approval of Shred-it and Cintas, or if required by Law or a Governmental Entity.  Where the Public Statement is required by Law or a Governmental Entity, the Party required to make the Public Statement will use its commercially reasonable efforts to obtain the approval of the other Party as to the form, nature and extent of the disclosure.

Section 11.5             Third Party Beneficiaries.

Except as otherwise provided in Section 8.2 and Section 8.3, the Parties intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties.  Except for the Indemnified Persons, no Person, other than the Parties, is entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.  Subject to Section 11.7 hereof, the Parties reserve their right to vary or rescind the rights at any time and in any way whatsoever, if any, granted by or under this Agreement to any Person who is not a Party, without notice to or consent of that Person, including any Indemnified Person.

Section 11.6             Expenses.

Except as otherwise expressly provided in this Agreement, each Party will pay for its own costs and expenses incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated by them.  The fees and expenses referred to in this Section are those which are incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the Ancillary Agreements, and the transactions contemplated by this Agreement and the Ancillary Agreements, including the fees and expenses of legal counsel, investment advisers and accountants.

Section 11.7             Amendments.

This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by the Parties.

Section 11.8             Waiver.

No waiver of any of the provisions of this Agreement or any Ancillary Agreement will constitute a waiver of any other provision (whether or not similar).  No waiver will be binding unless executed in writing by the Party to be bound by the waiver.  A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right.  A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section 11.9             Non-Merger.

Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties will not merge on and will survive the Closing.  Notwithstanding the Closing or any investigation made by or on behalf of any Party, the covenants, representations and warranties will continue in full force and effect.  Closing will not prejudice any right of one Party against any other Party in respect of anything done or omitted under this Agreement or in respect of any right to damages or other remedies.

Section 11.10           Entire Agreement.

This Agreement, together with the Ancillary Agreements, constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect to such transactions.  There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement or any Ancillary Agreement.

Section 11.11           Successors and Assigns.

(1)                                 This Agreement becomes effective only when executed by the Parties.  After that time, it will be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.

(2)                                 Neither this Agreement nor any of the rights or obligations under this Agreement may be assigned or transferred, in whole or in part, by any Party without the prior written consent of the other Parties.

Section 11.12           Severability.

Any term or provision of this Agreement that is determined by an arbitrator or any court of competent jurisdiction to be inoperative or unenforceable for any reason shall, as to that jurisdiction, be ineffective solely to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  If any provision of this Agreement is determined by a court of competent jurisdiction to be so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

Section 11.13           Governing Law.

(1)                                 This Agreement is governed by and will be interpreted and construed in accordance with the Laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws.

(2)                                 All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware or, in the event that such court does not have subject matter jurisdiction over such action or proceeding, any federal court sitting in the State of Delaware, and the Parties irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.  The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties.  Each of the Parties consents to service being made through the notice procedures set forth in Section 11.1 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 11.1 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement.  The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(3)                                 EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

(4)                                 The Parties waive the application of any Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the Party drafting such agreement or other document.

Section 11.14           Specific Performance.

The Parties agree that irreparable damage would occur if any provision of this Agreement or any Ancillary Agreement were not performed in accordance with the terms hereof and thereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or any Ancillary Agreement or to enforce specifically the performance of the terms and provisions hereof or thereof in any court specified in Section 11.13, in addition to any other remedy to which they are entitled at law or in equity.  The Parties hereby waive, in any action for specific performance, the defence of adequacy or a remedy at law and the posting of any bond or other security in connection therewith.

Section 11.15           Counterparts.

This Agreement may be executed in any number of counterparts, each of which is deemed to be an original, and such counterparts together constitute one and the same instrument.  Transmission of an executed signature page by facsimile, email or other electronic means is as effective as a manually executed counterpart of this Agreement.

[Remainder of page intentionally left blank.  Signature pages follow.]

IN WITNESS WHEREOF the Parties have executed this Framework Agreement.

SHRED-IT INTERNATIONAL INC.

By:	/s/ Dave Samuel
Name: Dave Samuel
Title: Director

By:	/s/ Vince De Palma
Name: Vince De Palma
Title: President & CEO

CINTAS CORPORATION NO. 2

By:	/s/ Scott D. Farmer
Name: Scott D. Farmer
Title: Chief Executive Officer

By:	/s/ William C. Gale
Name: William C. Gale
Title: Senior Vice President & Chief Financial Officer

BOOST JV LP, by its general partner, BOOST GP CORP.

By:	/s/ Dave Samuel
Name: Dave Samuel
Title: Director

By:	/s/ Andrew Fortier
Name: Andrew Fortier
Title: Director

BOOST HOLDINGS LP, by its general partner, SHRED-IT INTERNATIONAL GP INC.

By:	/s/ Dave Samuel
Name: Dave Samuel
Title: Director

By:	/s/ Andrew Fortier
Name: Andrew Fortier
Title: Director

CC SHREDDING HOLDCO LLC

By:	/s/ Scott D. Farmer
Name: Scott D. Farmer
Title: Chief Executive Officer

By:	/s/ William C. Gale
Name: William C. Gale
Title: Senior Vice President & Chief Financial Officer

CC DUTCH SHREDDING HOLDCO BV

By:	/s/ Paul Gerard Jantsch
Name: Paul Gerard Jantsch
Title: sole managing director and authorised person pursuant to article 9.7 of CC Dutch Shredding Holdco BV’s articles of association

BOOST GP CORP.

By:	/s/ Dave Samuel
Name: Dave Samuel
Title: Director

By:	/s/ Andrew Fortier
Name: Andrew Fortier
Title: Director